UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UNIQURE N.V.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

+1-339-970-7000

May 17, 2022

Dear Shareholder:

On behalf of the Board of Directors of uniQure N.V. (the “Company”), I invite you to attend our 2022 Annual General Meeting of Shareholders on June 14, 2022, at 3:30 p.m., Central European Summer Time (the “2022 Annual Meeting”). Considering the continuing coronavirus (COVID-19) pandemic, the 2022 Annual Meeting will be held exclusively over the Internet via live audio webcast at meetnow.global/M79DCD7.

The matters to be voted upon at the 2022 Annual Meeting are listed in the Notice of Annual General Meeting of Shareholders and are more fully described in the proxy statement accompanying this letter (the “Proxy Statement”).

Registered Shareholders (as defined in the ‘Notice of Annual General Meeting of Shareholders’ below) are entitled to submit their questions regarding the agenda items ahead of the 2022 Annual Meeting by email to investors@uniQure.com and during the 2022 Annual Meeting, in each case, as more particularly described in the Proxy Statement.

We have opted to provide our materials in connection with the 2022 Annual Meeting pursuant to the full set delivery option. Under the full set delivery option, a company delivers all proxy materials to its shareholders. Accordingly, you are receiving our proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include the Notice of Annual General Meeting of Shareholders, the Proxy Statement, the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2021. These materials are available free of charge at http://www.edocumentview.com/QURE. Further instructions for accessing these proxy materials and voting at the 2022 Annual Meeting are described in the Notice of Annual General Meeting of Shareholders and the Proxy Statement.  Your vote is very important. Whether or not you plan to attend the 2022 Annual Meeting over the Internet, please carefully review the enclosed Proxy Statement and then cast your vote, regardless of the number of shares you hold.  If you are a shareholder of record, you may vote over the Internet, by telephone or by completing, signing, dating, and mailing the accompanying proxy card in the return envelope no later than 12:00 p.m. Central European Summer Time on June 14, 2022. If you mail the proxy card within the United States, no additional postage is required.  If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares and, you will have the option to cast your vote in the manner provided in the voting instructions you receive from your broker or other nominee.  You will not be able to vote your shares at the 2022 Annual Meeting. Accordingly, to be sure that your vote will be received on time, please cast your vote by your choice of available means at your earliest convenience.

Thank you for your continuing interest in the Company. We look forward to you attending the 2022 Annual Meeting.

If you have any questions about the Proxy Statement, please contact investor relations at investors@uniQure.com.

Sincerely,

/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer and Executive Director

uniQure N.V.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 14, 2022

To the Shareholders of uniQure N.V.:

Notice is hereby given that the 2022 Annual General Meeting of Shareholders (the “2022 Annual Meeting”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure,” or “we”), will be held on June 14, 2022, at 3:30 p.m., Central European Summer Time, exclusively over the Internet via live audio webcast for the following purposes:

I.	Opening and announcements
II.	Board Report on the financial year 2021 (for discussion only)
III.	Explanation of the application of the remuneration policy (for discussion only)
IV.	Adoption of the 2021 Dutch statutory annual accounts and treatment of the results (Voting Proposal No. 1)
V.	Discharge of liability of the members of the Board of Directors (the “Board”) (Voting Proposal No. 2)
VI.	Board Appointment: a) reappointment of Matthew Kapusta as executive director (Voting Proposal No. 3) b) reappointment of Robert Gut as non-executive director (Voting Proposal No. 4)
VII.	Renew the designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares (Voting Proposal No. 5)
VIII.	Reauthorize the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares (Voting Proposal No. 6)
IX.	Reauthorize the Board to repurchase Ordinary Shares (Voting Proposal No. 7)
X.	Appointment of KPMG Accountants N.V. as external auditors of the Company for the financial year 2022 (Voting Proposal No. 8)
XI.	To approve, on an advisory basis, the compensation of the named executive officers of the Company (Voting Proposal No. 9)
XII.	Any other business
XIII.	Closing of the meeting

Our Board of Directors (our “Board”) recommends that you vote “FOR” each of the voting proposals noted above.

Several of the agenda items are presented to the 2022 Annual Meeting because we are organized under the laws of the Netherlands. Several matters that are within the authority of the Board under the corporate laws of most U.S. states require shareholder approval under Dutch law. Additionally, Dutch corporate governance provisions require certain discussion topics for an annual general meeting of shareholders upon which shareholders do not vote.

The Board has fixed the close of business Eastern Time on May 17, 2022 as the record date and, therefore, only the Company’s shareholders of record (“Registered Shareholders”) at 10:05 p.m. Central European Summer Time on May 17, 2022 are entitled to receive this notice (the “Notice”) and to vote at the 2022 Annual Meeting and any adjournment thereof.

Only Registered Shareholders who have given notice in writing to the Company by June 13, 2022 of their intention to attend the 2022 Annual Meeting over the Internet via live audio webcast are entitled to so attend the 2022 Annual Meeting. The conditions for attendance at the 2022 Annual Meeting are as follows. Registered Shareholders must:

o	notify the Company by June 13, 2022 of their intention to attend the 2022 Annual Meeting over the Internet via the live audio webcast in accordance with the instructions as set out in the Proxy Statement (as defined below);

o	vote their shares in advance of the 2022 Annual Meeting by Internet, by telephone or by mail in accordance with the instructions as set out in the Proxy Statement, and to ensure that their votes are received no later than 12:00 noon Central European Summer Time on June 14, 2022;

o	submit their questions regarding the agenda items in advance of the 2022 Annual Meeting by email to investors@uniQure.com and ensure that their questions are received no later than 11:59 p.m. Central European Summer Time on June 13, 2022. We intend to answer all questions so submitted, and, time permitting, there will be an opportunity to ask follow-up questions during the 2022 Annual Meeting in accordance with our rules of conduct and procedure; and

o	listen to the 2022 Annual Meeting over the Internet via the live audio webcast at meetnow.global/M79DCD7.

A proxy statement more fully describing the matters to be considered at the 2022 Annual Meeting (the “Proxy Statement”) is attached to this Notice. Copies of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report on Form 10-K”), including our financial statements and notes thereto, as filed with the Securities and Exchange Commission, accompany this Notice, but are not deemed to be part of the Proxy Statement.

We have opted to provide our materials in connection with the 2022 Annual Meeting pursuant to the full set delivery option. Under the full set delivery option, a company delivers all proxy materials to its shareholders. This delivery can be by mail or, if a shareholder has previously agreed, by e-mail. Accordingly, you are receiving our proxy materials by mail or, if you previously agreed, by e-mail. These proxy materials include this Notice, the Proxy Statement, the proxy card, and the Annual Report on Form 10-K. In addition to delivering proxy materials to shareholders, a company must also post all proxy materials on a publicly accessible website and provide information to shareholders about how to access that website. These materials are available free of charge at http://www.edocumentview.com/QURE.

Our 2021 Dutch Statutory Annual Accounts and our 2021 Dutch Statutory Board Report are available on our website at www.uniqure.com.

The 2022 Annual Meeting is an important event in our corporate calendar and provides an opportunity to engage with shareholders and for shareholders to pass the necessary resolutions for the conduct of the business and affairs of the Company. Considering the continuing coronavirus (COVID-19) pandemic and public health concerns, we have decided to hold an all-virtual meeting instead of a physical meeting such that the 2022 Annual Meeting can only be attended over the Internet via live audio webcast.

The health and well-being of our colleagues, shareholders, and the communities in which we operate is a priority for us. However, we are also committed to ensuring that shareholders can exercise their right to vote and ask questions at the upcoming 2022 Annual Meeting. In particular, the proxy voting methods set out below and the ability to vote by internet, telephone, or mail in advance of the 2022 Annual Meeting and to ask questions via the Internet in advance of and during the 2022 Annual Meeting, which ensure that shareholders can participate in the 2022 Annual Meeting remotely instead of attending in person. Any questions asked via the Internet in advance of the 2022 Annual Meeting must be submitted to investors@uniQure.com no later than 11:59 p.m. Central European Summer Time on June 13, 2022. The aim is to answer all questions so submitted during the 2022 Annual Meeting, time permitting.

Due to the potential risks of aiding the spread of coronavirus (COVID-19) by gathering at the 2022 Annual Meeting and on how the meeting itself is held and conducted, shareholders cannot attend the 2022 Annual Meeting in person. We believe that the safest way to ensure all shareholders can exercise their rights at the 2022 Annual Meeting is by participating online and by voting your shares in advance, e.g., by returning the proxy card (if you received one) prior to the 2022 Annual Meeting. You are encouraged to vote your shares as early as possible.

Whether or not you plan to attend the 2022 Annual Meeting over the Internet, please vote via the Internet prior to the 2022 Annual Meeting. You also may vote by telephone or by submitting a proxy card by mail prior to the 2022 Annual Meeting.  If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you also may have the choice of instructing the record holder as to the voting of your shares by proxy, over the Internet or by telephone.  Follow the instructions on the voting instruction form you receive from your broker or other nominee.  If you are submitting a proxy card by mail, you do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

All proxies submitted to us will be tabulated by Computershare.

All shareholders are extended an invitation to attend the 2022 Annual Meeting.

By Order of the Board of Directors,

/s/ Matthew Kapusta
Matthew Kapusta
Chief Executive Officer and Executive Director

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual General Meeting of Shareholders to Be Held on June 14, 2022

The Proxy Statement, Proxy Card, and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/QURE

and, together with our 2021 Dutch Statutory Annual Accounts and our 2021 Dutch Statutory Board Report, on our website at http://www.uniqure.com.

TABLE OF CONTENTS

1.	NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

2.	PROXY STATEMENT FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS	2

3.	AGENDA ITEM I—OPENING AND ANNOUNCEMENTS	5

4.	AGENDA ITEM II—REPORT ON THE FINANCIAL YEAR 2021	5

5.	AGENDA ITEM III—EXPLANATION OF THE APPLICATION OF THE REMUNERATION POLICY	5

6.	AGENDA ITEM IV—VOTING PROPOSAL NO. 1 - ADOPTION OF THE 2021 DUTCH STATUTORY ANNUAL ACCOUNTS AND TREATMENT OF THE RESULTS	5

7.	AGENDA ITEM V—VOTING PROPOSAL NO. 2 - DISCHARGE OF LIABILITY FOR THE MEMBERS OF THE BOARD	6

8.	AGENDA ITEM VI—VOTING PROPOSAL NO. 3 AND NO. 4- BOARD APPOINTMENTS	6

9.	AGENDA ITEM VII—VOTING PROPOSAL NO. 5 - RENEW THE DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	8

10.	AGENDA ITEM VIII—VOTING PROPOSAL NO. 6 - REAUTHORIZE THE BOARD TO EXCLUDE OR LIMIT PREEMPTIVE RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	8

11.	AGENDA ITEM IX—VOTING PROPOSAL NO. 7 - REAUTHORIZE THE BOARD TO REPURCHASE ORDINARY SHARES	9

12.	REPORT OF THE AUDIT COMMITTEE	10

13.	AGENDA ITEM X—VOTING PROPOSAL NO. 8 - APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF THE COMPANY FOR THE FINANCIAL YEAR 2022	11

14.	AGENDA ITEM XI—VOTING PROPOSAL NO. 9 —TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS OF THE COMPANY	12

15.	AGENDA ITEM XII— ANY OTHER BUSINESS	12

16.	AGENDA ITEM XIII - CLOSING OF THE MEETING	12

17.	CORPORATE GOVERNANCE	12

18.	CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS	21

19.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

20.	COMPENSATION COMMITTEE REPORT	25

21.	SUMMARY COMPENSATION TABLE	44

22.	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021	46

23.	GRANTS OF PLAN-BASED AWARDS FOR 2021	47

24.	OPTION EXERCISES AND STOCK VESTED IN 2021	48

25.	DIRECTOR COMPENSATION	54

26.	DIRECTOR COMPENSATION TABLE	55

27.	GENERAL MATTERS	56

28.	ANNUAL MEETING PROXY CARD	58

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in the following proxy statement for the 2022 Annual General Meeting of Shareholders are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current assumptions, projections and expectations of future events, and are generally identified by words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions, or the negatives thereof, or future dates. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, operations, industry, financial position or future financial performance are described in “Part I, Item 1A, Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2022 (the “Annual Report on Form 10-K”), which is being provided to you together with this proxy statement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described in our Annual Report on Form 10-K, including in “Part I, Item 1A. Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our business, including factors that could materially affect our operating results or financial condition, may emerge from time to time. We undertake no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we file with or furnish to the SEC.

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

+1-339-970-7000

PROXY STATEMENT FOR THE 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on June 14, 2022, at 3:30 p.m., Central European Summer Time

This proxy statement (the “Proxy Statement”), which includes the explanatory notes to the agenda for the 2022 Annual General Meeting of Shareholders (the “2022 Annual Meeting”), and the accompanying proxy card (the “Proxy Card”), are being furnished with respect to the solicitation of proxies by the Board of Directors (the “Board”) of uniQure N.V., a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands (the “Company,” “uniQure” or “we”), for the 2022 Annual Meeting.  The 2022 Annual Meeting will be held at 3:30 p.m. Central European Summer Time on June 14, 2022, and at any adjournment thereof, exclusively over the Internet via live audio webcast.

The approximate date on which the Proxy Statement and Proxy Card are first being sent or given to the Company’s shareholders (each a “Shareholder and collectively, the “Shareholders”) is May 18, 2022.

The purposes of the 2022 Annual Meeting are to discuss and/or vote on the following:

I.	Opening and announcements
II.	Report on the financial year 2021 (for discussion only)
III.	Explanation of the application of the remuneration policy (for discussion only)
IV.	Adoption of the 2021 Dutch statutory annual accounts and treatment of the results (Voting Proposal No. 1)
V.	Discharge of liability of the members of the Board of Directors (the “Board”) (Voting Proposal No. 2)
VI.	Board Appointment: a) reappointment of Matthew Kapusta as executive director (Voting Proposal No. 3) b) reappointment of Robert Gut as non-executive director (Voting Proposal No. 4)
VII.	Renew the designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares (Voting Proposal No. 5)
VIII.	Reauthorize the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares (Voting Proposal No. 6)
IX.	Reauthorize the Board to repurchase Ordinary Shares (Voting Proposal No. 7)
X.	Appointment of KPMG Accountants N.V. as external auditors of the Company for the financial year 2022 (Voting Proposal No. 8)
XI.	To approve, on an advisory basis, the compensation of the named executive officers of the Company (Voting Proposal No. 9)
XII.	Any other business
XIII.	Closing of the meeting

Who May Vote

Holders of record of our ordinary shares (the “Ordinary Shares”) at the close of business Eastern Time on May 17, 2022 (the “Record Date”) are entitled to receive notice of and to vote at the 2022 Annual Meeting and any adjournment thereof. We expect that we will have approximately 46,644,109 Ordinary Shares outstanding as of the Record Date. We have no other securities entitled to vote at the 2022 Annual Meeting. Each Ordinary Share is entitled to one vote on each matter. There is no cumulative voting.

A list of Shareholders entitled to vote at the 2022 Annual Meeting will be available at the 2022 Annual Meeting and will also be available for ten (10) days prior to the 2022 Annual Meeting, during regular office hours, at the principal executive offices of the Company, located at Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by contacting Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email to investors@uniQure.com.

Under the Company’s Articles of Association and the rules of the Nasdaq Global Select Market, the presence at the 2022 Annual Meeting of 33 1/3% of the issued share capital, present in person or represented by proxy, is required for a quorum. “Abstentions” and “broker non-votes,” if any, will be counted as present and entitled to vote for purposes of determining whether a quorum is present for the transaction of business at the 2022 Annual Meeting.

“Broker non-votes” are shares represented at the 2022 Annual Meeting held by brokers, bankers, or other nominees (i.e., in “street name”) that are not voted on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Generally, brokerage firms may vote to ratify the selection of independent auditors and on other “discretionary” or “routine” items. In contrast, brokerage firms may not vote to appoint directors, because those proposals are considered “non-discretionary” items. Accordingly, if you do not instruct your broker how to vote your shares on “non-discretionary” matters, your broker will not be permitted to vote your shares on these matters.

Each matter proposed by the Board, other than with respect to the appointment of directors and the exclusion or limitation of preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares, shall be adopted by a simple majority of the votes cast at the 2022 Annual Meeting. Brokers will have discretion to vote only with respect to Voting Proposal No. 8 (Appointment KPMG Accountants N.V. as external auditors).

Consistent with Dutch law and the Company’s Articles of Association, executive directors and non-executive directors are appointed by the general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is present or represented at the general meeting, unless the nomination is overruled by the general meeting (which would result if a majority of at least two-thirds of the votes cast, which majority represents more than half of the issued share capital, vote “against” the appointment of such director, with abstentions, “blank votes”, “broker non-votes” and invalid votes not considered votes cast), in which case he or she will not be appointed.

Methods of Voting

If you are a record holder of Ordinary Shares at the close of business Eastern Time on May 17, 2022, you may vote as follows:

•	By Internet. Access the website of the Company’s tabulator, Computershare, at: http://www.investorvote.com/QURE, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. If you vote on the Internet, you also may request electronic delivery of future proxy materials.

•	By Telephone. Call 1-800-652-8683 toll-free from the U.S., U.S. territories and Canada and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed. You must have the control number that is included on the proxy card when voting.

•	By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to the address provided. Your shares will be voted in accordance with your instructions. If you are mailed or otherwise receive or obtain a proxy card, and you choose to vote by telephone or by Internet, you do not have to return your proxy card.

If you attend the 2022 Annual Meeting over the Internet via live audio webcast, you will not be able to vote the shares you hold in real time over the Internet via live audio webcast, so please ensure that you vote in advance of the 2022 Annual Meeting by Internet, by telephone or by mail, in accordance with the above instructions. To be sure that your vote will be received in time (and no later than 12:00 p.m. Central European Summer Time on June 14, 2022), please cast your vote by your choice of available means at your earliest convenience.

If Ordinary Shares are held in street name (held for your account by a broker or other nominee) at the close of business Eastern Time on May 17, 2022, you may vote:

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

If you attend the 2022 Annual Meeting over the Internet via live audio webcast, you will not be able to vote the shares you hold in street name in real time over the Internet via live audio webcast, so please ensure that you vote in advance of the 2022 Annual Meeting by Internet, by telephone or by mail, such in accordance with the above instructions. To be sure that your vote will be received in time (and no later than 12:00 noon Central European Summer Time on June 14, 2022), please cast your vote by your choice of available means at your earliest convenience.

Board’s Recommendations

The Board recommends a vote:

(1)	Voting Proposal No. 1: “FOR” adoption of the 2021 Dutch Statutory Annual Accounts and treatment of the results.

(2)	Voting Proposal No. 2: “FOR” discharge of liability of the members of the Board.

(3)	Voting Proposal No. 3: “FOR” reappointment of Matthew Kapusta as an executive director.

(4)	Voting Proposal No. 4: “FOR” reappointment of Robert Gut as a non-executive director.

(5)	Voting Proposal No. 5: “FOR” renewing the designation of the Board as the competent body to issue Ordinary Shares and grant rights to subscribe for Ordinary Shares.

(6)	Voting Proposal No. 6: “FOR” reauthorizing the Board to exclude or limit preemptive rights upon the issuance of Ordinary Shares and granting of rights to subscribe for Ordinary Shares.

(7)	Voting Proposal No. 7: “FOR” reauthorization of the Board to repurchase Ordinary Shares.

(8)	Voting Proposal No. 8: “FOR” appointment of KPMG Accountants N.V. as external auditors of the Company for the financial year 2022.

(9)	Voting Proposal No. 9: “FOR” on an advisory basis, the compensation of the named executive officers of the Company.

Voting by Proxy

The Ordinary Shares represented by any proxy duly given will be voted at the 2022 Annual Meeting in accordance with the instructions of the Shareholder.  You may vote “FOR” or “AGAINST” or “ABSTAIN” from each of the voting proposals. If no specific instructions are given, the shares will be voted “FOR” the voting proposals described in this Proxy Statement.  In addition, if any other matters come before the 2022 Annual Meeting, the persons named in the accompanying Proxy Card will vote in accordance with their best judgment with respect to such matters.

If we receive a signed and dated proxy card or receive your instructions by Internet or by telephone and your instructions do not specify how your shares are to be voted, your shares will be voted with the Board’s recommendations.

Revoking Your Proxy

Even if you execute a proxy, you retain the right to revoke it and to change your vote.  You must notify us of your intention to revoke your proxy no later than 12:00 noon p.m. Central European Summer Time on June 14, 2022. Such revocation may be effected in writing by execution of a subsequently dated proxy, or by a written notice of revocation, sent to the attention of Investor Relations at the address of our principal executive offices set forth above. Unless so revoked, the shares represented by a proxy, if received in time, will be voted in accordance with the directions given therein.

If the 2022 Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the 2022 Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the 2022 Annual Meeting (except for any proxies that have at that time effectively been revoked or withdrawn).

You are requested, regardless of the number of shares you own or your intention to attend the 2022 Annual Meeting over the Internet via live audio webcast, to vote by proxy as soon as possible. You do not need to affix postage to the enclosed reply envelope if you mail it within the United States.

Solicitation of Proxies

The expenses of solicitation of proxies will be paid by the Company. We may solicit proxies by mail, by electronic mail or by phone through agents of the Company.  Additionally, the employees of the Company, who will receive no extra compensation therefor, may solicit proxies personally, by telephone, electronic mail, or mail.  The Company will also reimburse banks, brokers or other institutions for their expenses incurred in sending proxies and proxy materials to the beneficial owners of shares held by them.

Delivery of Proxy Materials to Households

Only one copy of the Company’s Annual Report on Form 10-K and this Proxy Statement will be delivered to an address where two or more Shareholders reside unless we have received contrary instructions from a Shareholder residing at such address.  Upon written or oral request from a Shareholder, we will promptly deliver a separate copy of the Annual Report on Form 10-K, the Proxy Statement, Notice of Internet Availability of Proxy Materials, and Proxy Card to each Shareholder at the shared address.

If you are a Shareholder who lives at a shared address and you would like additional copies of the Annual Report on Form 10-K, the Proxy Statement, or any future annual reports or proxy statements, please contact Investor Relations, uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000 or by email at investors@uniQure.com, and we will promptly mail you copies.  This Proxy Statement and the Annual Report on Form 10-K are also available at http://www.edocumentview.com/QURE.  If you are receiving multiple copies of this Proxy Statement and the Annual Report on Form 10-K at your household and wish to receive only one, please contact Investor Relations at the mailing address, phone number or email address listed above.

Voting Results

The preliminary voting results will be announced at the 2022 Annual Meeting. The final results will be disclosed in a Current Report on Form 8-K within four business days after the meeting date.

Contact for Additional Questions

If you hold your shares directly, please contact Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands, by telephone at +1-339-970-7000, or by email at investors@uniQure.com. If your shares are held in street name, please use the contact information provided on your voting instruction form or contact your broker or other nominee directly.

AGENDA ITEM I

OPENING AND ANNOUNCEMENTS

The Chair will open the 2022 Annual Meeting and make any announcements.

AGENDA ITEM II

BOARD REPORT ON THE FINANCIAL YEAR 2021

This item is for discussion only.

Under this agenda item, the Board will discuss the business and results of operations of the Company as contained in the Dutch statutory board report for the year ended December 31, 2021 (the “2021 Dutch Statutory Board Report”).

The contents of the corporate governance chapter in the 2021 Dutch Statutory Board Report, including our compliance with the Dutch Corporate Governance Code, will also be submitted for discussion.

A copy of our 2021 Dutch Statutory Board Report is available on our website at www.uniqure.com or may be obtained by contacting Investor Relations at investors@uniQure.com or by telephone at +1-339-970-7000.

Due to the international nature of our business and pursuant to a prior shareholder authorization, our 2021 Dutch Statutory Board Report has been prepared in the English language.

AGENDA ITEM III

EXPLANATION OF THE APPLICATION OF THE REMUNERATION POLICY

This item is for discussion only.

Under this agenda item, an explanation will be provided on how the Company’s remuneration policy was applied in fiscal year 2021.

AGENDA ITEM IV

VOTING PROPOSAL NO. 1 - ADOPTION OF THE 2021 DUTCH STATUTORY ANNUAL ACCOUNTS
 AND TREATMENT OF THE RESULTS

As a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, we are required by both Dutch law and our Articles of Association to prepare the Dutch statutory annual accounts and submit them to our Shareholders for adoption. Our 2021 Dutch statutory annual accounts include our consolidated financial statements for the year ended December 31, 2021, for the uniQure N.V. group, which are comprised of the consolidated statements of financial position, consolidated statements of profit and loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows with explanatory notes thereto prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, as well as stand-alone Company-only financial statements of uniQure N.V. for the year ended December 31, 2021, comprising uniQure N.V.’s Company-only statement of financial position and the Company-only statement of profit and loss with explanatory notes thereto prepared in accordance with Book 2 of the Dutch Civil Code (together the “2021 Dutch Statutory Annual Accounts”).

Our 2021 Dutch Statutory Annual Accounts differ from the consolidated financial statements contained in our Annual Report on Form 10-K, which was prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), and filed with the SEC. Our 2021 Dutch Statutory Annual Accounts contain some disclosures that are not required under U.S. GAAP and that are therefore not contained in our Annual Report on Form 10-K.

A copy of our 2021 Dutch Statutory Annual Accounts is available on our website at www.uniqure.com or may be obtained by contacting Investor Relations at investors@uniQure.com or by telephone at +1-339-970-7000.

Due to the international nature of our business and pursuant to a prior shareholder authorization, our 2021 Dutch Statutory Annual Accounts have been prepared in the English language.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 1. Abstentions and broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF OUR DUTCH STATUTORY ANNUAL ACCOUNTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2021.

AGENDA ITEM V

VOTING PROPOSAL NO. 2 - DISCHARGE OF LIABILITY OF THE MEMBERS OF THE BOARD OF DIRECTORS

At the 2022 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Shareholders will be asked to grant discharge of liability of the members of our Board in office for the management and conducted policy during the 2021 financial year insofar as the exercise of such duties is reflected in the 2021 Dutch Statutory Annual Report or otherwise disclosed to the 2022 Annual Meeting.

If our Shareholders approve to grant discharge of liability, the members of our Board will not be liable to our Company for actions that such directors took on behalf of our Company in the exercise of their duties in 2021 and as reflected in the 2021 Dutch Statutory Annual Accounts and the 2021 Dutch Statutory Annual Board Report or otherwise disclosed to the 2022 Annual Meeting. Therefore, this release does not apply to matters that were not previously disclosed to our Shareholders. This release also is subject to the provisions of Dutch law relating to liability upon commencement of bankruptcy or other insolvency proceedings.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 2. Abstentions and broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE GRANT OF DISCHARGE OF LIABILITY OF THE MEMBERS OF OUR BOARD IN OFFICE DURING THE FISCAL YEAR ENDED DECEMBER 31, 2021 FOR THE MANAGEMENT AND CONDUCTED POLICY DURING OUR FISCAL YEAR ENDED DECEMBER 31, 2021 INSOFAR AS THE EXERCISE OF SUCH DUTIES IS REFLECTED IN THE 2021 DUTCH STATUTORY ANNUAL ACCOUNTS AND THE 2021 DUTCH STATUTORY BOARD REPORT OR DISCLOSED TO THE 2022 ANNUAL MEETING.

AGENDA ITEM VI

VOTING PROPOSAL NO. 3 AND NO. 4 - BOARD APPOINTMENT

The Board is responsible for establishing broad corporate policies and monitoring the overall performance of the Company.  It selects the Company’s senior management, delegates authority for the conduct of the Company’s day-to-day operations to those senior managers and monitors their performance. Members of the Board are kept informed of the Company’s business by, among other things, participating in Board and Committee meetings, by attending certain meetings with (senior) management of the Company, and by reviewing analyses and reports provided to them.

The Board is currently made up of nine directors. The terms of office of one executive director, Matthew Kapusta and one non-executive director, Robert Gut, are scheduled to expire on the date of the 2022 Annual Meeting. The terms of office for four non-executive directors, Madhavan Balachandran, Jack Kaye, Leonard Post, and Jeremy Springhorn, are schedule to expire on the date of the 2023 annual general meeting of shareholders. The terms of office of three non-executive directors, Rachelle Jacques, David Meek, and Paula Soteropoulos, are schedule to expire on the date of the 2024 annual general meeting of shareholders. Under our Articles of Association, all directors hold office for a maximum term of four years, or until their earlier death, resignation, suspension, or dismissal. However, the current practice of the Board is to nominate all directors, both executive and non-executive, for terms of office of three years. The Board has implemented staggered terms to provide for a retirement schedule as required by our Articles of Association.

The Board has nominated Matthew Kapusta, our Chief Executive Officer (“Chief Executive Officer” or “CEO”), for reappointment to the Board, to serve as an executive director until the 2025 annual general meeting of shareholders or until his earlier death, resignation, suspension, or dismissal. The Board has nominated Robert Gut for reappointment to the Board, to serve as a non-executive director until the 2025 annual general meeting of shareholders or until his earlier death, resignation, suspension, or dismissal. Each of Matthew Kapusta and Robert Gut have consented to being named in this Proxy Statement and to serve if appointed.

The name, position with the Company and age as of the Record Date of each individual who is our nominee for appointment as a director is:

Name	Age	Position	Director Since
Matthew Kapusta	49	Executive Director	2015
Robert Gut	57	Non-Executive Director	2018

MATTHEW KAPUSTA. Matthew Kapusta, age 49, has been Chief Executive Officer of uniQure since December 2016, and currently serves on the Company’s Board of Directors. Mr. Kapusta also served as our Chief Financial Officer from joining uniQure in January 2015 until June 2021. Prior to joining uniQure, Mr. Kapusta was Senior Vice President at AngioDynamics (NASDAQ: ANGO) from 2011 to 2014, responsible for corporate development, strategic planning, and national accounts. Prior to AngioDynamics, he served as Vice President, Finance and Strategic Planning and Analysis for Smith & Nephew Orthopaedics. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens, and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and earned his Certified Public Accountant license in 1996 while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our Chief Executive Officer and an Executive Director due to his broad expertise in the biotechnology and finance industries.

ROBERT GUT, M.D., Ph.D. Dr. Robert Gut, age 57, was elected to his current term as a Non-Executive Director in December 2020. Dr Gut first joined our Board in June 2018, and previously served as both a Non-Executive and an Executive Director. He also served as our Chief Medical Officer from August 2018 until October 2020. During his time as our Chief Medical Officer, Dr. Gut led clinical development, clinical operating and medical-team-activities that successfully initiated and executed our HOPE-B pivotal trial of etranacogene dezaparvovec for hemophilia B and our Phase 1/2 clinical trial of AMT-130 for the treatment of Huntington’s Disease. In October 2020, he resigned as Chief Medical Officer and as executive director (because under Dutch law our executive directors must hold an executive position with the Company), and in December 2020, he was reappointed to the Board as a non-executive director. Dr. Gut has more than 23 years of experience in the biopharmaceutical industry-leading clinical development and medical affairs activities in rare disorders and other therapeutic areas. For most of his career, Dr. Gut worked at Novo Nordisk Inc. (NYSE: NVO), where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology, and women’s health (NovoSeven®, Norditropin® and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over his career, Dr. Gut’s contributions have helped achieve six FDA product approvals and three additional new product indications. Dr. Gut has supported the launch of nine new products, overseeing medical activities including medical science liaison and health economics and outcomes research team building. He has also served for the FDA’s Center for Drug Evaluation and Research as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management. Dr. Gut was appointed the Chief Medical Officer of Versartis, Inc. in September 2017 and received his Doctor of Medicine degree from the Medical University of Lublin, and his Doctorate degree from Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford, and Harvard Business School. We believe Dr. Gut is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

If reappointed, the term of office for each of Mr. Kapusta and Dr. Gut will expire on the date of the 2025 annual general meeting of shareholders. Pursuant to the Company’s Articles of Association, the Board plans to appoint a chair of the Board and any new committee members at the first meeting of the Board following the 2022 Annual Meeting, which is currently scheduled for June 14, 2022. We currently expect that Dr. Gut will continue to serve on our Research & Development Committee of the Board. We do not currently expect any changes to the position of chair of the Board, which presently is held by David Meek, or to any of our existing Committee assignments.

For information as to the Ordinary Shares held by Mr. Kapusta and Dr. Gut see “Security Ownership of Certain Beneficial Owners and Management.”

There are no arrangements or understandings between the nominees, directors or executive officer and any other person pursuant to which our nominee, directors or executive officer have been selected for their respective positions. However, the Company has entered into indemnification agreements with its existing non-executive directors pursuant to which the Company agrees to indemnify such directors in certain circumstances.

VOTE REQUIRED

Consistent with Dutch law and our Articles of Association, executive directors and non-executive directors are appointed by a general meeting from a binding nomination by the non-executive directors. The proposed candidate specified in the binding nomination shall be appointed, provided that the requisite quorum is represented by a proxy at the 2022 Annual Meeting, unless the nomination is overruled by the general meeting, which resolution requires at least a two-third majority of the votes cast at the 2022 Annual Meeting, provided that such majority represents at least half of the issued share capital. Each Ordinary Share confers the right to cast one vote at the 2022 Annual Meeting. Blank votes and invalid votes shall be regarded as not having been cast.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

AGENDA ITEM VII
VOTING PROPOSAL NO. 5 — RENEW THE DESIGNATION OF THE BOARD AS THE COMPETENT BODY TO ISSUE
ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

At the 2022 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Shareholders will be asked to renew the designation of our Board as the competent body to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares up to a maximum of (i) our authorized share capital in the event of an underwritten public offering, or (ii) 19.9% of our aggregate issued share capital at the time of issuance in connection with any other single issuance (or series of related issuances), for a term of 18 months with effect from the date of the 2022 Annual Meeting.

Our current authorized share capital consists of eighty million (80,000,000) Ordinary Shares, each with a nominal value per share of €0.05. Under Dutch law and our Articles of Association, we are required to seek the approval of our Shareholders each time we wish to issue shares of our authorized share capital unless our Shareholders have authorized our Board to issue shares. This authorization may not continue for more than five years but may be given on a rolling basis. We currently have authorization from our Shareholders to issue Ordinary Shares, or grant rights to subscribe for Ordinary Shares, up to a maximum of (i) our authorized share capital in the event of an underwritten public offering or (ii) 19.9% of our aggregate issued share capital at the time of issuance in connection with any other single issuance (or series of related issuances). This existing authorization expires on December 16, 2022, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis. The approval of this voting proposal will maintain our flexibility to allow our Board to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares without the delay and expense of calling extraordinary general meetings of shareholders. The designation can be used for all purposes, including any issuance under our employee share purchase plan, subject to statutory limitations, and except for awards granted under the 2014 Restated Plan.

We also currently issue Ordinary Shares from our authorized share capital to satisfy our obligations under awards granted under our equity compensation plans, and the Shareholders separately authorized such plans. Other than ordinary share issuances in connection with our equity compensation plans (including plans for inducement grants to newly hired employees), our employee share purchase plan, and any sales deemed to be “at-the-market offerings” pursuant to our supplemental prospectus filed on March 2, 2021 with the United States Securities and Exchange Commission, we do not have any specific plans, proposals, or arrangements to issue any of our authorized Ordinary Shares for any purpose. However, in the ordinary course of our business, our Board may determine from time to time that the issuance of authorized and unissued shares is in the best interests of our Company, including in connection with equity compensation or future acquisitions or financings.

This authority to issue shares is similar to that afforded under state law to the boards of directors of public companies domiciled in the United States. Management believes that retaining the flexibility to allow our Board to issue our Ordinary Shares for acquisitions, financings, or other business purposes in a timely manner without first obtaining specific shareholder approval is important to our continued growth. Furthermore, our Ordinary Shares are listed on the Nasdaq Global Select Market, and the issuance of additional shares will remain subject to Nasdaq rules. For example, one of the Nasdaq rules requires shareholder approval for the issuance of shares in a private placement of more than 20% of the shares outstanding, with several exceptions.

If our Shareholders do not renew the designation of our Board as the competent body to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares, then the previous authorization would remain in place, and our Board would continue to retain authority to issue Ordinary Shares and to grant rights to subscribe for Ordinary Shares pursuant to that authorization until it expires on December 16, 2022.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 5. Abstentions and broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RENEWAL OF THE AUTHORITY OF OUR BOARD TO ISSUE OUR ORDINARY SHARES AND GRANT RIGHTS TO SUBSCRIBE FOR OUR ORDINARY SHARES UP TO A MAXIMUM OF (I) OUR AUTHORIZED SHARE CAPITAL IN THE EVENT OF AN UNDERWRITTEN PUBLIC OFFERING OR (II) 19.9% OF OUR AGGREGATE ISSUED SHARE CAPITAL AT THE TIME OF ISSUANCE IN CONNECTION WITH ANY OTHER SINGLE ISSUANCE (OR SERIES OF RELATED ISSUANCES), FOR A TERM OF 18 MONTHS WITH EFFECT FROM THE DATE OF THE 2022 ANNUAL MEETING.

AGENDA ITEM VIII

VOTING PROPOSAL NO. 6 - REAUTHORIZE THE BOARD TO EXCLUDE OR LIMIT PREEMPTIVE RIGHTS UPON THE ISSUANCE OF ORDINARY SHARES AND GRANTING OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES

Under Dutch law, holders of our Ordinary Shares would have a pro rata pre-emptive right of subscription to any of our Ordinary Shares issued for cash. A pre-emptive right of subscription is the right of our current Shareholders to maintain their percentage ownership of our Ordinary Shares by buying a proportional number of any new Ordinary Shares that we issue. However, Dutch law and our Articles of Association permit our Shareholders to authorize our Board to exclude or limit these pre-emptive rights. This authorization may not continue for more than five years, but it may be given on a rolling basis. We currently have authorization from our Shareholders to exclude or limit these pre-emptive rights, which authorization expires on December 16, 2022, and it is common practice for Dutch companies to seek to renew this authorization annually on a rolling basis.

At the 2022 Annual Meeting, we are asking our Shareholders to renew the authority of our Board to exclude or limit pre-emptive rights in relation to our Ordinary Shares and rights to subscribe for our Ordinary Shares in connection with the issuance or granting thereof for a term of 18 months with effect from the date of the 2022 Annual Meeting.

If our Shareholders do not renew the authority of our Board to exclude or limit preemptive rights in relation to our Ordinary Shares and rights to subscribe for our Ordinary Shares on the terms set forth above, then the previous authorization would remain in place, and our Board would continue to retain authority to exclude or limit preemptive rights to subscribe for our Ordinary Shares pursuant to that authorization until it expires on December 16, 2022.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote, or the affirmative vote of a two-thirds majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote if only less than half of the issued share capital is so represented at the 2022 Annual Meeting, is required to approve Voting Proposal No. 6. Abstentions and broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORITY OF THE BOARD TO EXCLUDE OR LIMIT PRE-EMPTIVE RIGHTS FROM TIME TO TIME, FOR A TERM OF 18 MONTHS WITH EFFECT FROM THE DATE OF THE 2022 ANNUAL MEETING.

AGENDA ITEM IX

VOTING PROPOSAL NO. 7 - REAUTHORIZE THE BOARD TO REPURCHASE ORDINARY SHARES

At the 2022 Annual Meeting, as contemplated by Dutch law and as is typical for Dutch registered companies, our Shareholders will be asked to authorize our Board to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company for a period of 18 months from the date of the 2022 Annual Meeting in open market purchases, through privately negotiated transactions, or by means of self-tender offer or offers, at prices per share ranging from the nominal value up to 110% of the market price per share at the time of the transaction. This authority to repurchase shares is similar to that afforded under state law to public companies domiciled in the United States. For purposes of this authorization, “market price” means the highest price officially quoted for the Ordinary Shares on any of the official stock markets on which the Ordinary Shares are listed during any of the thirty (30) banking days preceding the date the repurchase is effected or proposed. Our Ordinary Shares are currently listed on the Nasdaq Global Select Market. The current authorization of our Board to repurchase Ordinary Shares is scheduled to expire on December 16, 2022.

Under Dutch law and our Articles of Association, our Board may, subject to certain Dutch statutory provisions, be authorized to repurchase our issued Ordinary Shares on our behalf in an amount, at prices and in the manner authorized by the general meeting of shareholders. Adoption of this voting proposal will allow us to have the flexibility to repurchase our Ordinary Shares without the expense of calling an extraordinary general meeting of shareholders. Such authorization may not continue for more than 18 months, but it may be given on a rolling basis. Although our Board has no present intention to commence an open market or other share repurchase program, our Board believes that we will benefit by authorizing our Board to repurchase our Ordinary Shares if the Board believes such repurchases would be in our and our Shareholders’ best interests. For example, to the extent our Board believes that our Ordinary Shares may be undervalued at the market levels at which they are then trading, repurchases of our share capital may represent an attractive investment for us. Such Ordinary Shares could be used for any valid corporate purpose, including use under our equity compensation plans, or for acquisitions, mergers, or similar transactions.

However, the number of Ordinary Shares repurchased, if any, and the timing and manner of any repurchases would be determined by our Board, considering prevailing market conditions, our available resources and other factors that cannot be predicted now. The nominal value of the Ordinary Shares in our issued share capital that we acquire, hold, hold as pledgee or which are acquired or held by one of our subsidiaries, may never exceed 50% of our issued share capital.

In order to provide us with sufficient flexibility, our Board proposes that our Shareholders authorize our Board for an 18-month period from the date of the 2022 Annual Meeting to acquire the Company’s own fully paid-up Ordinary Shares up to a maximum of 10% of the issued share capital of the Company in open market purchases, through privately negotiated transactions or by means of self-tender offer or offers, at prices ranging from the nominal value up to 110% of the market price per share at the time of the transaction, within the limits set by Dutch law and our Articles of Association.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 7. Abstentions and broker non-votes will have no effect on the outcome of this vote.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AUTHORIZATION OF THE BOARD TO REPURCHASE FULLY PAID-UP ORDINARY SHARES UP TO 10% OF THE ISSUED SHARE CAPITAL FOR A PERIOD OF 18 MONTHS FROM THE DATE OF THE 2022 ANNUAL MEETING AT A REPURCHASE PRICE BETWEEN THE NOMINAL VALUE OF THE ORDINARY SHARES CONCERNED AND AN AMOUNT EQUAL TO 110% OF THE MARKET PRICE PER SHARE AT THE TIME OF THE PURCHASE.

REPORT OF THE AUDIT COMMITTEE

The report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of our Board (the “Audit Committee”) is responsible for assisting the Board in fulfilling its oversight responsibilities regarding the Company’s financial accounting and reporting processes, system of internal control, audit process, and process for monitoring compliance with laws and regulations.

Management of the Company has the primary responsibility for preparing the Company’s consolidated financial statements, as well as establishing and maintaining the integrity of the Company’s financial reporting process, accounting principles and internal controls. KPMG Accountants N.V., the Company’s independent registered public accounting firm for the 2021 financial year, was responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2021 with the Company’s management and KPMG Accountants N.V.  To ensure independence, the Audit Committee met separately with KPMG Accountants N.V. and members of the Company’s management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.  In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 of the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence, and it has discussed with KPMG Accountants N.V. its independence from the Company.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Securities and Exchange Commission.

The Audit Committee

/s/ Jack Kaye
Jack Kaye, Chair

/s/ Rachelle Jacques
Rachelle Jacques

/s/ Jeremy Springhorn
Jeremy Springhorn

AGENDA ITEM X

VOTING PROPOSAL NO. 8 - APPOINTMENT OF KPMG ACCOUNTANTS N.V. AS EXTERNAL AUDITORS OF THE
COMPANY FOR THE FINANCIAL YEAR 2022

For the fiscal year ending December 31, 2022, the Board has selected KPMG Accountants N.V. (“KPMG”) to serve as our auditor and independent registered public accounting firm who will (i) audit the Dutch statutory annual accounts to be prepared in accordance with the International Financial Reporting Standards, as adopted by the European Union (“IFRS”) and (ii) serve as our independent registered public accounting firm for purposes of reporting pursuant to U.S. law. As required by Dutch law, shareholder approval must be obtained for the selection of KPMG to serve as our auditor and independent registered public accounting firm.

KPMG has served as our independent registered public accounting firm since June 2019. The fees for the services provided to us by KPMG during the years ended December 31, 2021 and 2020 are described below under “Principal Accountant Fee Information.” We expect that representatives of KPMG will be present at the 2022 Annual Meeting and will be available to answer appropriate questions. The representatives will also have the opportunity to make a statement if they desire to do so. KPMG’s report on the financial statements for the fiscal year ended December 31, 2021, which is the only such report issued for these financial statements, does not contain an adverse opinion or a disclaimer of opinion, and it was not qualified or modified as to uncertainty, audit scope, or accounting principles.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. We do not believe that any relationships exist which would interfere with KPMG’s independence.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firms. These services and fees are also reviewed by the Audit Committee on an annual basis. The following table shows the fees accrued by the Company for audit and other services provided by KPMG for the fiscal year ended December 31, 2021:

	2021($)	2020($)

	(in thousands)
Audit fees of KPMG	1,392	1,029
Audit-related fees	114	85
Tax fees	—	—
Total	1,506	1,114

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit.  The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee, or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

VOTE REQUIRED

The affirmative vote of a majority of our Ordinary Shares represented by proxy at the 2022 Annual Meeting and entitled to vote, is required to approve Voting Proposal No. 8. Brokers will have discretion to vote on this item.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF KPMG ACCOUNTANTS N.V.  AS THE COMPANY’S EXTERNAL AUDITORS AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

AGENDA ITEM XI

VOTING PROPOSAL NO. 9 — TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED
EXECUTIVE OFFICERS OF THE COMPANY

As required by Section 14A of the Exchange Act, the Company’s shareholders have the opportunity to approve, on an advisory basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the SEC rules, which we also have referred to herein as the Say-on-Pay vote.

Our executive compensation program is designed to align compensation metrics with our strategic imperatives, align the interests of management with our shareholders, and attract and retain talented executives. Please see the Compensation Discussion and Analysis beginning on page 26 of this Proxy Statement for additional details, including information about the fiscal year 2021 compensation of our NEOs.

We believe that Shareholders have benefitted from the continued development of our product candidates and research pipeline over the past year. Given the Company’s development and growth under the leadership of the NEOs, the Board recommends that shareholders vote “FOR” the following resolution at our 2022 Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the NEOs, as disclosed on pages 26 to 56 of the Proxy Statement for the 2022 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table, and the other related tables and disclosure.”

It is expected that the next say-on-pay vote will occur at our 2023 annual general meeting of shareholders.

VOTE REQUIRED

Although advisory and not binding, the Compensation Committee of the Board (the “Compensation Committee”) and the Board will consider the outcome of this vote on Voting Proposal No. 9 when considering future compensation arrangements for the Company’s NEOs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS STATED IN THE ABOVE RESOLUTION.

AGENDA ITEM XII - ANY OTHER BUSINESS

The 2022 Annual Meeting will review and discuss any other business brought to its attention.

AGENDA ITEM XIII - CLOSING OF THE MEETING

The Chair will conclude the meeting.

CORPORATE GOVERNANCE

Board of Directors (the “Board”) Leadership Structure and Composition

We have a one-tier board structure under Dutch law, meaning that executive and non-executive directors are members of the same board of directors.  Our Articles of Association provide that the number of members of our Board will be determined by our Board, provided that the Board shall be comprised of at least one executive director and at least one non-executive director and provided further that the number of executive directors shall at all times be less than the number of non-executive directors.  Our Board currently consists of nine directors, one of whom is an executive director and eight of whom are non-executive directors. If a director is to be appointed, the non-executive directors make a binding nomination, which is approved by the general meeting of shareholders pursuant to the procedure described in Voting Proposal Numbers 3 and 4. Under our Articles of Association, a general meeting of shareholders may suspend or dismiss a director by at least a two-thirds majority of votes cast, provided that such majority represents more than half of the issued share capital. The Board may suspend (but may not dismiss) an executive director. In the event of an absence or inability to act with respect to one or more of the directors, our Articles of Association provide that the non-executive directors shall be authorized to temporarily fill the vacant position for a period up to the first general meeting, or in the case of a director unable to act, up to the moment he is no longer unable to act.

Under our Articles of Association and Dutch law, the members of our Board are collectively responsible for our management, general and financial affairs, and policy and strategy. Our executive director is primarily responsible for managing our day-to-day affairs. Our non-executive directors supervise our executive director and our general affairs and provide general advice to him. In performing their duties, our directors are guided by the interest of our Company and, with the boundaries set by relevant Dutch law, must consider the relevant interests of our stakeholders. In consultation with the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”), the Board has determined that the current board structure is appropriate for the Company. Having staggered, multiple-year terms for our directors provides for stability, continuity, and experience among our Board. Further, the Board believes that building a cohesive board of directors is an important goal. In our industry in particular, long-term focus is critical. The time horizon required for successful development of gene therapies makes it vital that we have a board that understands the implications of this process and has the ability to develop and implement long-term strategies while benefiting from an in-depth knowledge of our business and operations. Our current board structure helps to ensure that there will be the continuity, and stability of leadership required to resist the pressure to focus on short-term results at the expense of the long-term value and success of the Company. Our future success depends in significant part on the ability to attract and retain capable and experienced directors. In this regard, we believe that longer terms for our directors will enhance director independence from both management and stockholder special interest groups.

Under our Articles of Association and consistent with Dutch corporate governance principles, the Board appoints an executive director as Chief Executive Officer and appoints a non-executive director as Chair of the Board. We believe that the separation of these roles serves our Shareholders and us well. David Meek currently serves as our Chair, and we expect he will continue in that capacity following the 2022 Annual Meeting.  The duties and responsibilities of the Chair include, among others: determining the agenda and chairing the meetings of the Board, monitoring our Board to ensure that it operates effectively, ensuring that the directors receive accurate, timely, and clear information, encouraging active engagement by all directors, promoting effective relationships and open communication between the non-executive directors and the executive directors, and monitoring effective implementation of our Board decisions.

There are no arrangements or understandings between the directors or senior management and any other person pursuant to which our directors or senior management have been selected for their respective positions.

Directors and Senior Management

Set forth below are the names of our current directors and executive officers, their ages (as of March 31, 2022), all positions and offices that they hold with us, the period during which they have served as such, and their business experience during at least the last five years.

Name	Age	Position
Matthew Kapusta	49	Chief Executive Officer, Executive Director
David Meek	58	Chair, Non-Executive Director
Madhavan Balachandran	71	Non-Executive Director
Robert Gut, M.D., Ph.D.	57	Non-Executive Director, former Chief Medical Officer
Rachelle Jacques	50	Non-Executive Director
Jack Kaye	78	Non-Executive Director
Leonard Post, Ph.D.	69	Non-Executive Director
Paula Soteropoulos	54	Non-Executive Director
Jeremy Springhorn, Ph.D.	59	Non-Executive Director
Pierre Caloz	50	Chief Operations Officer
Ricardo Dolmetsch	53	President, Research & Development
Christian Klemt	49	Chief Financial Officer
Alexander Kuta, Ph.D.	62	Executive Vice President, Quality & Regulatory Affairs

Board Diversity Matrix (As of April 18, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+			0
Did Not Disclose Demographic Background			0

MATTHEW KAPUSTA. Matthew Kapusta, age 49, has been Chief Executive Officer of uniQure since December 2016, and currently serves on the Company’s Board of Directors. Mr. Kapusta also served as our Chief Financial Officer from joining uniQure in January 2015 until June 2021. Prior to joining uniQure, Mr. Kapusta was Senior Vice President at AngioDynamics (Nasdaq: ANGO) from 2011 to 2014, responsible for corporate development, strategic planning, and national accounts. Prior to AngioDynamics, he served as Vice President, Finance and Strategic Planning and Analysis for Smith & Nephew Orthopaedics. Mr. Kapusta’s career also includes more than a decade of investment banking experience focused on emerging life sciences companies. Mr. Kapusta was Managing Director, Healthcare Investment Banking at Collins Stewart, and held various positions at Wells Fargo Securities, Robertson Stephens, and PaineWebber. Mr. Kapusta holds a Master of Business Administration from New York University’s Stern School of Business, a Bachelor of Business Administration from University of Michigan’s Ross School of Business and earned his Certified Public Accountant license in 1996 while at Ernst & Young. We believe that Mr. Kapusta is qualified to serve as our Chief Executive Officer and an Executive Director due to his broad expertise in the biotechnology and finance industries.

DAVID MEEK. David Meek, age 58, has served as a member of our Board since June 2018 and as Chair of our Board since June 2021. Mr. Meek has more than 30 years of experience in the biopharma industry, where he has held various global executive positions in major pharmaceutical and biotechnology companies. Mr. Meek was appointed CEO and Director of Mirati Therapeutics (Nasdaq: MRTX), a public clinical stage oncology biotech company, in September 2021. From January 2020 to March 2021, Mr. Meek was President & CEO, Director of FerGene, a gene therapy biotech focused on the treatment of cancer. From July 2016 to December 2020, Mr. Meek was CEO and a member of the Board of Ipsen, a French public biopharma company. From July 2014 to June 2016, he was Executive Vice-President and President of the oncology division of Baxalta prior to being acquired by Shire. He spent two years as the Chief Commercial Officer of Endocyte from August 2012 to July 2014. Mr. Meek also spent eight years at Novartis as a global franchise head from January 2005 to June 2007, CEO of Novartis Canada from July 2007 to December 2009, and region head of oncology for northern, central and Eastern Europe from January 2010 to August 2012. He began his biopharma career at Johnson & Johnson and Janssen Pharmaceuticals where he worked from July 1989 to December 2004 and where he held increasingly senior levels of executive roles. Mr. Meek serves as a Director for Entasis Therapeutics (Nasdaq: ETTX).  Mr. Meek holds a B.A. from the University of Cincinnati. We believe Mr. Meek is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

MADHAVAN BALACHANDRAN. Mr. Balachandran, age 71, has served as a member of our Board since September 2017. Mr. Balachandran has been a director of Catalent (NYSE: CTLT) since May 2017. Mr. Balachandran was Executive Vice President, Operations of Amgen Inc., a global biotechnology company, from August 2012 until July 2016 and retired as an Executive Vice President in January 2017. Mr. Balachandran joined Amgen in 1997 as Associate Director, Engineering. He became Director, Engineering in 1998, and, from 1999 to 2001, he held the position of Senior Director, Engineering and Operations Services before moving to the position of Vice President, Information Systems from 2001 to 2002. Thereafter, Mr. Balachandran was Vice President, Puerto Rico Operations from May 2002 to February 2007. From February 2007 to October 2007, Mr. Balachandran was Vice President, Site Operations, and from October 2007 to August 2012, he held the position of Senior Vice President, Manufacturing. Prior to his tenure at Amgen, Mr. Balachandran held leadership positions at Copley Pharmaceuticals, now a part of Teva Pharmaceuticals Industries Ltd., and Burroughs Wellcome Company, a predecessor before mergers of GlaxoSmithKline plc. Mr. Balachandran holds a Master of Science degree in Chemical Engineering from The State University of New York at Buffalo and an MBA from East Carolina University. We believe Mr. Balachandran is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

ROBERT GUT, M.D., Ph.D. Dr. Robert Gut, age 57, was elected to his current term as a Non-Executive Director in December 2020. Dr Gut first joined our Board in June 2018, and previously served as both a Non-Executive and an Executive Director. He also served as our Chief Medical Officer from August 2018 until October 2020. During his time as our Chief Medical Officer, Dr. Gut led clinical development, clinical operation and medical team activities that successfully initiated and executed our HOPE-B pivotal trial of etranacogene dezaparvovec for hemophilia B and our Phase 1/2 clinical trial of AMT-130 for the treatment of Huntington’s Disease. In October 2020, he resigned as Chief Medical Officer and as executive director (because under Dutch law our executive directors must hold an executive position with the Company), and in December 2020, he was reappointed to the Board as a non-executive director. Dr. Gut has more than 23 years of experience in the biopharmaceutical industry-leading clinical development and medical affairs activities in rare disorders and other therapeutic areas. For most of his career, Dr. Gut worked at Novo Nordisk Inc. (NYSE: NVO), where he headed the company’s U.S. Biopharm Medical organization with leading products in hemophilia, endocrinology, and women’s health (NovoSeven®, Norditropin® and Vagifem®), totaling approximately $1.6 billion in U.S. revenue. Over his career, Dr. Gut’s contributions have helped achieve six FDA product approvals and three additional new product indications. Dr. Gut has supported the launch of nine new products, overseeing medical activities including medical science liaison and health economics and outcomes research teams building. He has also served for the FDA’s Center for Drug Evaluation and Research as a member of the Advisory Committees for Reproductive Health Drugs and Drug Safety and Risk Management. Dr. Gut was appointed the Chief Medical Officer of Versartis, Inc. in September 2017 and received his Doctor of Medicine degree from the Medical University of Lublin, and his Doctorate degree from Lublin Institute of Medicine, Poland. He attended numerous postgraduate programs at Wharton, Stanford, and Harvard Business School. We believe Dr. Gut is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

RACHELLE JACQUES. Rachelle Jacques, age 50, has more than 25 years of industry experience, with strong global experience in strategic, cross-functional leadership roles spanning finance, business operations, manufacturing, and commercial, including the successful launches of several novel therapies for rare diseases. In March 2022, Ms. Jacques was appointed President and Chief Executive Officer of Akari Therapeutics, a late-stage biopharmaceutical company focused on innovative therapeutics to treat orphan autoimmune and inflammatory diseases. From February 2019 to March 2022, Ms. Jacques has served as the Chief Executive Officer of Enzyvant Therapeutics Inc, focusing on the development of transformative regenerative therapies for rare diseases. From August 2017 to February 2019, she served as the Senior Vice President and Global Complement Franchise Head at Alexion Pharmaceuticals, Inc., where she was responsible for global franchise strategy development and execution across the therapeutic areas of hematology, nephrology, and neurology. From January 2016 to June 2017, she was Vice President of U.S. Hematology Marketing at Baxalta Inc. and then Shire plc, following Shire’s acquisition of Baxalta in 2016. From July 2015 to June 2016, she served as Vice President of Business Operations at Baxalta Inc. after its spinoff from Baxter International Inc. Ms. Jacques held multiple leadership positions at Baxter, including Vice President of Finance, U.S. BioScience Business. Earlier in her career, Ms. Jacques served in various roles at Dow Corning Corporation, including operational management positions in the U.S., Europe, and China. Ms. Jacques received her B.A. degree in business administration from Alma College. She has also served as a financial auditor for Ernst & Young and Deloitte and Touche. Since April 2019, Ms. Jacques has served on the Board of Directors of Corbus Pharmaceuticals (Nasdaq: CRBP), and from April 2020 to February 2021, she served on the Board of Directors of Viela Bio. She is a founding member of the Alliance for Regenerative Medicine (ARM) Action for Equality Task Force.

JACK KAYE. Jack Kaye, age 78, has served as a member of our Board since 2016. Mr. Kaye has also served as Chairman of the Audit Committee of Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) from 2006 to 2016, is currently chairman of the Audit Committee and a member of the Compensation Committee of Dyadic International, Inc. (OTC: DYAI), and chairman of the Audit Committee of DiaCarta Ltd. Mr. Kaye began his career at Deloitte LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006. At Deloitte, he was responsible for servicing a diverse client base of public and private, global, and domestic companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations, corporate governance, and Sarbanes-Oxley matters. Prior to retiring, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than 20 years. Mr. Kaye has a Bachelor of Business Administration from Baruch College and is a Certified Public Accountant. We believe that Mr. Kaye is qualified to serve as a Non- Executive Director due to his extensive accounting and financial experience.

LEONARD POST, PH.D. Dr. Post, age 69, has over 35 years of experience in the pharmaceutical industry where he has held various global executive positions and has extensive experience in research and development of product candidates. Since July 2016, Dr. Post has served as Chief Scientific Officer of Vivace Therapeutics, an oncology company working on small molecules targeting the hippo pathway and is also Chief Scientific Officer of its sister company Virtuoso Therapeutics, a company working on bispecific antibodies for oncology. From February 2010 until June 2016, Dr. Post worked at BioMarin (Nasdaq: BMRN), in various positions including Chief Scientific Officer. During that time, he oversaw the initiation of BioMarin’s first gene therapy project for hemophilia A. Prior to that, Dr. Post served as Chief Scientific Officer of LEAD Therapeutics, Senior Vice President of Research & Development at Onyx Pharmaceuticals, and Vice President of Discovery Research at Parke-Davis Pharmaceuticals. He is also currently an advisor to Canaan Partners. Dr. Post is a virologist by training and did early work on engineering of herpes simplex virus as a postdoctoral fellow. He has a Bachelor of Science degree in Chemistry from the University of Michigan, and a Doctorate degree in Biochemistry from the University of Wisconsin. We believe Dr. Post is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

PAULA SOTEROPOULOS. Paula Soteropoulos, age 54, has served as a member of our Board since July 2013. Ms. Soteropoulos is an executive leader with more than 30 years of experience in the biopharma industry in areas of drug development, manufacturing, business development, global commercialization and company building. She currently serves as the Executive Chairman of Ensoma, a private venture-backed company. Since November 2020, she has served on the Board of Directors of Rallybio, LLC. Since March 2020 she also has served as a Strategic Advisor to 5AM Ventures. From January 2015 through September 2019, she served as President and Chief Executive Officer of Akcea Therapeutics (Nasdaq: AKCA). From July 2013 to December 2014, she served as Senior Vice President and General Manager, Cardiometabolic Business and Strategic Alliances at Moderna Therapeutics Inc. Prior to this, Ms. Soteropoulos worked at Genzyme Corporation, a biotechnology company, from 1992 to 2013, most recently as Vice President and General Manager, Cardiovascular, Rare Diseases. Ms. Soteropoulos holds a Bachelor of Science degree in chemical engineering and a Master of Science degree in chemical and biochemical engineering, both from Tufts University, and holds an executive management certificate from the University of Virginia, Darden Graduate School of Business Administration. Ms. Soteropoulos serves on the Advisory Board for the Chemical and Biological Engineering Department of Tufts University. We believe Ms. Soteropoulos is qualified to serve as a Non-Executive Director due to her extensive experience in the biotechnology industry.

JEREMY SPRINGHORN. Ph.D. Dr. Springhorn, age 59, has served as a member of our Board since September 2017. Since April 2021, Dr. Springhorn has been Chief Executive Officer of Nido Biosciences. Prior to taking his position at Nido, Dr. Springhorn was Chief Business Officer of Syros Pharmaceuticals, Inc. (Nasdaq: SYRS) from November 2017 until April 2021. Prior to taking his position at Syros, Dr. Springhorn served as Partner, Corporate Development at Flagship Pioneering from March 2015 until June 2017 where he worked with VentureLabs in helping companies in various strategic and corporate development capacities, creating next generation startups, and working with Flagship’s Corporate Limited Partners. Prior to joining Flagship, Dr. Springhorn was one of the original scientists at Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) and was one of the original inventors of the drug Soliris®. At Alexion Pharmaceuticals, Dr. Springhorn was Vice President of Corporate Strategy and Business Development from 2006 until March 2015. Dr. Springhorn started at Alexion in 1992 where he served in various leadership roles in R&D before switching to Business Development in 2006. Prior to 1992, Dr. Springhorn received his Ph.D. from Louisiana State University Medical Center in New Orleans and his BA from Colby College. Dr. Springhorn currently serves on the Board of Directors for NMD Pharma, Board of Advisors for Mythic Therapeutics, and the Board of Visitors for Colby College. We believe Dr. Springhorn is qualified to serve as a Non-Executive Director due to his extensive experience in the biotechnology industry.

PIERRE CALOZ. Mr. Pierre Caloz, age 50, joined uniQure as Chief Operations Officer in May 2021. Mr. Caloz oversees manufacturing, supply chain, engineering as well as product development and analytical development. Mr. Caloz oversees Manufacturing Operations, Product Development and Analytical Development, and he is responsible for the development of uniQure’s global commercial manufacturing capability. Mr. Caloz has nearly 25 years of global operations experience in the biopharma industry, including at CSL Behring, Merck-Serono, and Abgenix. Most recently, Mr. Caloz served as Senior Vice President and General Manager of EU and Asia Pacific Operations at CSL Behring. Mr. Caloz earned a B.Sc. degree from the University of Geneva, a M.Sc. degree from Swiss Federal Institute of Technology, and an E.M.B.A. from the Ashridge Business School.

RICARDO DOLMETSCH, Ph.D. Dr. Ricardo Dolmetsch, age 53, joined uniQure in September 2020 as our President, Research & Development. He is responsible for uniQure’s research, nonclinical and clinical development activities.  Prior to joining uniQure, Dr. Dolmetsch served as the Global Head of Neuroscience at the Novartis Institutes for Biomedical Research (NIBR) the research and early development arm of Novartis. There, he built the team and led the development of treatments for neurodegenerative and neuropsychiatric diseases, including rare genetically defined disorders. During his tenure, Dr. Dolmetsch played an instrumental role in Novartis’ acquisition of AveXis in 2018 and the successful development of the Novartis gene therapy pipeline. Prior to NIBR, Dr. Dolmetsch was a Professor at Stanford Medical School and a Senior Director at the Allen Institute for Brain Science in Seattle, Washington.  He obtained his bachelor’s degree with honors from Brown University, earned his Ph.D. in neuroscience from Stanford University and conducted his postdoctoral training at Harvard University Medical School and Children’s Hospital Boston.

CHRISTIAN KLEMT. Christian Klemt, age 49, has served as our Chief Financial Officer since June 2021 and since September 2020 serves as general manager of our Amsterdam site. Previously, Mr. Klemt served as our Chief Accounting Officer from August 2017 to June 2021, and as our Global Controller from September 2015 until August 2017. While serving as our Global Controller, Mr. Klemt oversaw our transition to a domestic U.S. filer and conversion to U.S. Generally Accepted Accounting Principles. Mr. Klemt joined us from CGG SA (NYSE: CGG) where he held the position of Regional Finance Director and Country Manager. Prior to this, he held various senior finance roles including Group Finance Manager at Basell Polyolefines N.V. (now LyondellBasell N.V.) (NYSE: LBI) where he led the conversion to U.S. Generally Accepted Accounting Principles following the acquisition of Lyondell and was involved in the acquisition of various petrochemical assets. Mr. Klemt holds a master’s degree in Business Administration from the University of Muenster, Germany and qualified as a German Certified Public Accountant and Tax Advisor while employed at KPMG.

ALEXANDER KUTA, PH.D. Dr. Kuta, age 62, joined uniQure in January 2017 and has served as our Executive Vice President, Quality & Regulatory Affairs since May 2021. He served as our Executive Vice President, Operations from May 2021 to August 2019 and as our Senior Vice President, Regulatory Affairs from January 2017 to August 2019. Prior to joining uniQure, he was Vice President of Research & Development Global Regulatory Affairs for EMD Serono, responsible for immune-mediated diseases, oncology, and biologics regulatory CMC, from January 2016 to September 2016. He joined EMD Serono in April 2013 as Vice President, Head of US Regulatory Affairs. While at EMD Serono he served on the US Leadership Team. From April 2012 to March 2013, Dr. Kuta was Vice President of Global Regulatory Affairs and a member of the Executive Leadership Team at Lantheus Medical Imaging. His previous industry experience includes senior regulatory leadership roles at AMAG Pharmaceuticals (Nasdaq: AMAG) from August 2010 to April 2012 as well as Genzyme Corporation from August 1995 to July 2010 where he worked in the areas of rare diseases, cell, and gene therapy, therapeutic proteins, and biomaterials. Prior to joining industry, he was Chief of the Cytokine and Gene Therapy Branch in the Center for Biologics at FDA from January 1993 to August 1995 and a Scientific Reviewer from January 1990 to January 1993. Dr. Kuta has served on the BIO Regulatory Affairs Leadership Committee - Cell and Gene Therapy Working Group, as reviewer for the National Gene Vector Laboratories program, on the ICH (M6) Gene Therapy Working Group and is currently on the scientific review board of the Gene Therapy Resource Program of NHLBI/NIH. Dr. Kuta holds a Bachelor of Science degree from Saint John’s University, Collegeville, MN, and a Ph.D. from the Chicago Medical School at Rosalind Franklin U-Med & Science. He conducted his post-doctoral studies at the National Cancer Institute/National Institutes of Health.

Risk Oversight

The Board, in its advisory capacity, and the Company’s management regularly review the Company’s strategic plan which includes, among other things, the various business, clinical, developmental, financial, and other market risks confronting, and opportunities available to, the Company at any given time. Specifically, pursuant to the Company’s Corporate Governance Guidelines and Board Rules, the Board is charged with assessing major risks facing the Company and reviewing options to mitigate such risks. The Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of the Company, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with the Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

The Board has delegated certain risk oversight responsibilities to its committees (the “Committees”). Each of our Board’s Committees also oversees the management of the Company’s risk that falls within each Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. For example, the Audit Committee is required to regularly review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating and Corporate Governance Committee is required to regularly review the corporate governance principles of the Company and recommend to the Board any proposed changes it may deem appropriate.  The Compensation Committee considers risks related to the attraction and retention of professional talent and the implementation and administration of compensation and benefit plans affecting the Company’s employees.  All Committees are required, pursuant to their respective charters, to report regularly to the Board.  The activities of the Audit, Compensation, Nominating and Corporate Governance and Research & Development Committees are more fully described below.

Board Determination of Director Independence

Our securities are listed on the Nasdaq Global Select Market (“Nasdaq”), and we use the standards of “independence” prescribed by rules set forth by Nasdaq. Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit committee and compensation committee be independent and, in the case of audit committees, satisfy additional independence criteria set forth in Rule 10A-3, under the Exchange Act. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in fulfilling the responsibilities of a director.

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our Board has determined that each of Madhavan Balachandran, Rachelle Jacques, Jack Kaye, David Meek, Leonard Post, Paula Soteropoulos, and Jeremy Springhorn has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq rules and the SEC. Our Board has determined that each of Matthew Kapusta and Robert Gut do not qualify as “independent” under the Nasdaq rules. Our Board has also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the independence standards for such committee established by Rule 10A-3 under the Exchange Act, the SEC rules, and the Nasdaq rules, as applicable, and that the current members of the Nominating and Corporate Governance Committee are also independent.  In making these determinations, the directors reviewed and discussed information provided by the directors and the Company regarding each director’s business and personal activities as they may relate to the Company and the Company’s management.

Board Meetings

The Board met six (6) times during the calendar year ended December 31, 2021. Each of our directors attended at least 75% of the meetings of the Board and the Committees on which he or she served during the year ended December 31, 2021 (in each case, which was held during the period for which he or she was a director and/or a member of the applicable Committee). Except for two absences during 2021, each of the directors attended all meetings of the Board. Philip Astley-Sparke, Madhavan Balachandran, Robert Gut, Matt Kapusta, Jack Kaye, David Meek, Leonard Post and Paula Soteropoulos attended our 2021 Annual General Meeting of Shareholders held on June 16, 2021. Mr. Meek, Mr. Balachandran, Dr. Gut, Mr. Kapusta, Mr. Kaye, and Dr. Post attended our 2021 Extraordinary General Meeting of Shareholders held on October 21, 2021.  The Company encourages its directors to attend the annual and extraordinary general meetings of shareholders. Executive sessions, or meetings of the independent directors without management present, are held regularly.

Committees and Committee Meetings

The Board has a standing Audit Committee, Nominating and Corporate Governance Committee, Compensation Committee, and Research & Development Committee. Each of the committees except for the Research & Development Committee is comprised solely of independent directors and is described more fully below. The Research & Development Committee includes three independent directors and one director that is not independent (Dr. Gut). The members of each Committee are appointed by our Board. From time to time, the Board may establish other committees. Below is a description of the four principal Committees of our Board.

Audit Committee and Audit Committee Financial Expert

The Audit Committee is currently comprised of Jack Kaye, Rachelle Jacques, and Jeremy Springhorn. Mr. Kaye serves as the Chair of the Audit Committee.  The Audit Committee has determined that Mr. Kaye is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations and has the level of financial sophistication required by Nasdaq Rule 5605(c)(2)(A).  Each of Mr. Kaye, Ms. Jacques, and Dr. Springhorn satisfies the director independence standards and the independence standards for members of the Audit Committee established by SEC and Nasdaq. Following the 2021 Annual Meeting, Ms. Paula Soteropoulos, who also satisfied the director independence standards and the independence standards for members of the Audit Committee established by SEC and Nasdaq, joined the committee to succeed Mr. Astley-Sparke (who did not stand for reelection at the June 2021 general meeting of shareholders) on an interim basis until Ms. Jacques joined the Audit Committee following her appointment to the Board in October 2021.

As noted above, the Audit Committee is governed by the Audit Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Audit Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Audit Committee’s other responsibilities include recommending the selection of our independent registered public accounting firm; reviewing with the Company’s independent registered public accounting firm the procedures for and results of their audits; reviewing with the independent accountants and management our financial reporting, internal controls and internal audit procedures; reviewing and approving related party transactions; and reviewing matters relating to the relationship between the Company and our independent registered public accounting firm, including the selection of and engagement fee for our independent registered public accounting firm, and assessing the independence of the independent registered public accounting firm. The Audit Committee has the authority to engage independent legal, accounting, and other advisers, as it determines necessary to perform its duties.

The Audit Committee met five (5) times during 2021, and each member attended all the meetings during the period for which they were a member of the Committee.

Compensation Committee

The Compensation Committee is currently comprised of Madhavan Balachandran, Jack Kaye, and David Meek.  Mr. Balachandran serves as the Chair of the Compensation Committee. Each of Mr. Balachandran, Mr. Kaye, and Mr. Meek satisfies the director independence standards and the independence standards for members of the Compensation Committee established by the SEC and Nasdaq. The Compensation Committee is governed by the Compensation Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Compensation Committee Charter.” In addition to the risk oversight responsibilities discussed above, the Compensation Committee’s other responsibilities include reviewing and approving or recommending to the Board for approval, as appropriate, the compensation of our executive officers following consideration of corporate goals and objectives relevant to such executive officers; overseeing the evaluation of the Company’s senior executives; reviewing and making recommendations to the Board regarding incentive compensation and equity-based plans; and administering our stock option plans.

Without further action from the Board, the Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation and is empowered to pay compensation to such consultants and other outside advisors. The Compensation Committee retained WTW (formerly Willis Towers Watson) to act as a compensation consultant during the year ended December 31, 2021 to assist in designing and reviewing our management and director compensation programs. For further information, please refer to “Compensation Discussion and Analysis,” below.

The Compensation Committee met seven (7) times during 2021, and the members attended all meetings.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Jeremy Springhorn, David Meek, and Paula Soteropoulos. Dr. Springhorn currently serves as the Chair of the Nominating and Corporate Governance Committee. Each of Dr. Springhorn, Ms. Soteropoulos and Mr. Meek satisfy the independence standards established by SEC and Nasdaq. The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Nominating and Corporate Governance Committee Charter.”  In addition to the risk oversight responsibilities discussed above, the Nominating and Corporate Governance Committee’s other responsibilities include identifying individuals qualified to become Board members and to recommend to the Board the nominees for director at annual general meetings of shareholders; recommending to the Board nominees for each Committee; developing and recommending to the Board corporate governance principles applicable to the Company; and leading the Board in its annual review of the Board’s performance. Following the 2021 Annual Meeting, Mr. Meek joined the committee to succeed Mr. Astley-Sparke.

The Nominating and Corporate Governance Committee met six (6) times during 2021, and each member attended all the meetings during the period for which they were a member of the Committee.

Research & Development Committee

The Research & Development Committee is currently comprised of Leonard Post, Robert Gut, Paula Soteropoulos and Jeremy Springhorn. Dr. Post currently serves as the Chair of the Research and Development Committee. Although neither the SEC nor Nasdaq require that the member of the Research & Development Committee be independent, each of Dr. Post, Ms. Soteropoulos and Dr. Springhorn satisfy the independence standards established by SEC and Nasdaq. Dr. Gut does not currently satisfy the independence standards established by the SEC and Nasdaq. The Research & Development Committee is governed by the Research & Development Committee Charter. A copy of this Charter is available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Research & Development Committee Charter.”  In addition to the risk oversight responsibilities discussed above, the Research & Development Committee’s other responsibilities include: serving as an advisory body to the Board in matters related to the Company’s technology, research and development activities, product pipeline, and manufacturing platform (the “Company’s Technology”); advising the Board on the strategic direction of the Company with respect to the Company’s technology; and evaluating the function and effectiveness of the Company’s research, development, manufacturing operations, clinical operations, and other technical, scientific and medical operations. Dr. Gut was added to the committee in February 2021.

The Research & Development Committee met nine (9) times during 2021, and the members attended all meetings.

Polices Governing Director Nominations

Director Nomination Process

Our Board is responsible for selecting its own members for appointment. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, for proposing the addition of members for purposes of obtaining the appropriate members and skills. The Nominating and Corporate Governance Committee recommends, and the non-executive directors nominate, candidates to stand for appointment as directors.

Our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Candidates recommended by shareholders and other stakeholders are given appropriate consideration in the same manner as other candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualifications and skills of each candidate, both on an individual basis and considering the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates as director nominees for appointment to the Board for the Board’s approval.

Qualifications

The Nominating and Corporate Governance Committee may receive from shareholders and other recommendations for nominees for appointment to the Board and recommend to the Board candidates for Board membership for consideration by the shareholders at the annual general meeting of shareholders. In recommending candidates to the Board, the Nominating and Corporate Governance Committee takes into consideration the Board’s criteria for selecting new directors, including, but not limited to, integrity, past achievements, judgment, intelligence, relevant experience and a commitment to understanding the Company’s business and its industry and the ability of the candidate to devote adequate time to Board duties. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for any Board candidate. We do however consider diversity in reviewing director candidates and do not discriminate based on race, religion, sexual orientation, sex or national origin. For the Board to fulfill its responsibilities, our Nominating and Corporate Governance Committee believes that the Board should include directors possessing a blend of experience, knowledge and ability, regardless of other characteristics.

Any Shareholder wishing to recommend a candidate for Board membership should submit the recommendation in writing to Investor Relations at uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands. The written submission should set forth the candidate’s qualifications as specified in the uniQure Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee will consider all candidates recommended by Shareholders who satisfy the minimum qualifications for director nominees and Board member attributes.

Code of Business Conduct and Ethics and Corporate Governance Guidelines and Board Rules

We have adopted a code of business conduct and ethics that is applicable to all our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The code of business conduct and ethics is available on our website at www.uniqure.com under “Investors & Newsroom —  Corporate Governance — uniQure Code of Business Conduct and Ethics.” We have also adopted corporate governance guidelines and board rules which are applicable to the Company’s management and are available on our website at www.uniqure.com under “Investors & Newsroom — Corporate Governance — uniQure Corporate Governance Guidelines and Rules for the Board of Directors.”

In addition to the Listing Rules of the Nasdaq Global Select Stock Market and rules and regulations as promulgated by the SEC, as a Dutch company, our governance practices are governed by the Dutch Corporate Governance Code.  The Dutch Corporate Governance Code (as amended) contains several principles and best practices, with an emphasis on integrity, transparency, and accountability as the primary means of achieving good governance.

There is considerable overlap between the requirements we must meet under U.S. rules and regulations and the provisions of the Dutch Corporate Governance Code.  Although we apply several provisions of the Dutch Corporate Governance Code, as a “domestic” issuer, we comply with the Nasdaq corporate governance requirements.

In accordance with the Dutch Corporate Governance Code’s compliance principle of “apply-or-explain,” which permits Dutch companies to be fully compliant with the Dutch Corporate Governance Code by either applying the Dutch practices or explaining why the Company has chosen to apply different practices, we disclose in our Dutch Statutory Board Report that accompanies our Dutch Statutory Annual Accounts to what extent we do not apply provisions of the Dutch Corporate Governance Code, together with the reasons for those deviations.  Our Dutch Statutory Board Report may be found on the “Investors & Newsroom — Events and Presentations” section of our website at http://www.uniqure.com/investors-newsroom/events-presentations.php.

Environmental, Social and Governance Practices

As a company driven by its mission to transform patients' lives, we take our responsibility to patients, employees, the medical community, and the communities in which we live and work very seriously. As we grow, we are enhancing our focus on a variety of ESG considerations. In December 2021, the Company adopted its ESG Plan (the “ESG Plan”), and, as part of that, the Company has launched an ESG Steering Committee (the “ESG Committee”). The ESG Committee, which is composed of a cross-functional group of senior employees in our Company, works closely with our Nominating and Governance Committee and across the organization in addressing ESG initiatives. While we continue to expand our ESG strategy, we have already focused on the following areas:

•	Patient Community Outreach: Patients are at the center of our mission. We operate a robust patient support program, partake in regular, compliant interaction with patient advocacy groups and invite patients to share their experiences in-person and virtually. Our community engagement activities are focused on seeking to better understand the lives of people living with rare disease and identifying opportunities to support the rare disease community. We believe that partnering with and understanding the lives of patients and their families differentiates us and enhances our ability to discover and develop potential therapies. As part of our recently adopted ESG Plan, we are actively addressing additional initiatives that will both leverage the many things we do now and create new programs to continue to develop who we are as an organization and to foster positive effects our patient community. Finally, we continue to monitor product safety in our clinical development programs and via our pharmacovigilance program.

•	Diversity, Equity, and Inclusion: We are committed to promoting diversity in our workforce and to taking steps to support equity and inclusion for all. We believe that a diverse workforce positively impacts performance, fosters innovation, strengthens culture, and inspires. As a highly diverse organization with employees from many nations across the globe, we embrace diversity as part of our culture, and have taken active steps to improve the diversity of our board, executive team, and extended leadership team within the Company. We will continue to measure and share our diversity statistics in the future. We expect to continue to enhance our Board, leadership, and workforce diversity, advance the development of diverse talent, and ensure diverse succession plans in our employee workforce, leadership, and our Board. In addition, we are committed to equitable pay for all employees and use industry benchmarks and annual compensation reviews to ensure a fair and bias-free compensation system.

•	Employee Wellness: We are dedicated to investing in our employees and workplace culture. As part of this effort, we have put in place several financial wellness programs for the benefit of our workforce, including an Employee Stock Purchase Plan and 401(k) match program. We have also taken several actions to promote the physical and mental wellbeing of our employees, including employee recognition programs, regular employee surveys, regular townhall and site meetings, recent office space designs focusing on employee well-being, resources for assisting with the care of family members, and online resources for addressing stress and anxiety. Our employees (other than our manufacturing and laboratory personnel) have been provided the ability to work virtually to flexibly manage business and home responsibilities. We have enhanced our internal communications and touch points to ensure connectivity to our workforce. For those who choose to work from our offices, all our facilities have been appropriately evaluated and are compliant with applicable guidelines related to COVID-19. We will continue to manage this situation with a focus on the safety of our employees, physicians, caregivers, and patients.

•	Environmental Impact: We are cognizant of our responsibility to our broader environment and have supported several green measures at our headquarters in an effort to reduce our Company’s carbon footprint, including recycling efforts at all facilities, energy conservation using low voltage LED lighting, lighting sensors, heating and cooling systems schedules, energy recovery systems in our manufacturing facility, and a waste management program to convert manufacturing waste to plastic lumber. In our research laboratories and manufacturing facility, hazardous and chemical waste are responsibly managed and tracked in line with regulatory requirements. We continue to explore ways to improve our sustainability efforts.

•	Corporate Governance: Our Board is committed to establishing strong corporate governance practices with the goals of promoting strategies for long-term value creation, helping the company consider the best interests of all stakeholders, improving management systems, minimizing risks of mismanagement and instilling trust with our investors. Our Board adheres to our Corporate Governance Guidelines and Rules of the Board of Directors, which present a framework for good corporate governance practices. We are focused on creating meaningful strategic direction, responsible oversight, and management of the Company. In December 2021, we adopted our ESG Plan under the purview of our Nominating and Corporate Governance Committee, which will work closely with our ESG Steering Committee on a regular basis. The Nominating and Corporate Governance Committee has established our ESG initiatives and strategy as a standing item for its regularly scheduled meetings and will actively seek to continually improve our company by systematically addressing initiatives for each of environmental stewardship, social stewardship, and improved corporate governance.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Pre-Approval Policy Regarding Related Person Transactions

The Board has adopted a related party transactions policy, pursuant to which the Chief Financial Officer and the Audit Committee are charged with reviewing and approving or disapproving related party transactions.  A “Related Party Transaction” under the policy means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) where the amount involved or proposed to be involved exceeds $120,000 (or its equivalent in any currency), in which the Company or any of its controlled subsidiaries was, is or will be a participant (i.e., not necessarily a party) and in which any Related Party, as defined below, had, has or will have a direct or indirect material interest. The “Related Party Transactions Policy” supplements the provisions in the Company’s Code of Business Conduct and Ethics concerning potential conflict of interest situations. Pursuant to the policy, compensation of directors and senior management are reviewed and approved by the Compensation Committee.

This written policy covers transactions or series of transactions in which the Company or any subsidiary participates, and a “Related Party” has or will have a direct or indirect material interest. For purposes of this policy, a “Related Party” is:

•	Each director and executive officer of the Company and any person who was serving as a director and/or executive officer at any time since the beginning of the Company’s last fiscal year;

•	Any nominee for appointment as a director of the Company;

•	Any security holder who is the beneficial owner or record holder of more than 5% of any class of the Company’s voting securities;

•	Any immediate family member of any of the foregoing persons. An “immediate family member” includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a director, executive officer, director nominee or greater than 5% security holder of the Company; and

•	Any entity that employs any person identified in the above or in which any person identified in the above directly or indirectly owns or has a material interest.

Pursuant to the Related Party Transactions Policy, each Company executive officer, director or nominee for director or any other officer or employee who intends to cause the Company to enter into a related party transaction must fully disclose to the Chief Financial Officer all material facts concerning a prospective transaction or arrangement involving the Company in which such person may have an interest. The Chief Financial Officer will review the information and make a preliminary, written conclusion as to whether the transaction is a related party transaction.  If the preliminary conclusion is that the transaction would be a related party transaction, the Chief Financial Officer will present the information and his conclusion to the Audit Committee for review. If a member of the Audit Committee is involved in the transaction, that member will not participate in determining whether the related party transaction is approved or ratified by the Audit Committee. Annually, the Audit Committee will review any previously approved or ratified related party transactions that are continuing and determine based on then-existing facts and circumstances.

Before any related person transaction is approved, the following factors are to be considered:

•	The Related Party’s interest in the transaction;

•	The approximate value of the aggregate amount involved in the transaction;

•	The approximate value of the amount of the Related Party’s interest in the transaction;

•	A summary of the material terms of and facts relating to the transaction, including any documentation or proposed documentation for the transaction, and identification of the area(s) of the Company’s business directly relevant to the transaction;

•	Where the transaction involves the purchase or sale of products, property, or services, the availability of comparable products, property or services from or to (as applicable) unrelated third-party sources;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	An assessment of whether the transaction’s terms are comparable to terms available from or to (as applicable) unrelated third parties in an arms-length transaction;

•	The purpose of, and the potential benefits to the Company of the transaction; and

•	Any other information regarding the transaction or the Related Party in the context of the proposed transaction that would be material to investors considering the circumstances of the particular transaction.

Approval of a transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in, or not inconsistent with, the best interests of the Company.

Review of Related Person Transactions

Between January 1, 2021 and December 31, 2021, the Company has engaged in the following transactions with the members of our Board, senior management, parties that held more than 5% of our Ordinary Shares during that period, and their affiliates, which we refer to as our related parties. Each of these transactions was approved in accordance with our Related Transactions Policy.

Compensation of and Grants of Options to Certain Related Parties

In the period ended December 31, 2021, executive directors received regular salaries, post-employment benefits and share-based payments. Additionally, non-executive directors received compensation for their services in the form of cash compensation and equity grants. We grant options and restricted share units (“RSUs”), to members of the Board and senior management. We also granted performance share units (“PSUs”) to senior management and certain other employees. Details of equity granted are included within the beneficial ownership table below.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Based on information publicly filed and provided to us by certain holders, the following table shows the number of our Ordinary Shares beneficially owned as of April 8, 2022 by (i) each person known by us to beneficially own more than five percent of our voting securities, (ii) each named executive officer, (iii) each of our directors, (iv) each of our director nominees, and (v) all of our current NEOs and directors as a group.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares that could be issued upon the exercise of outstanding equity awards and warrants held by that person that are currently exercisable or exercisable within 60 days of April 8, 2022 are considered outstanding. As of April 8, 2022, we had 46,644,109 Ordinary Shares outstanding. Unless otherwise stated in a footnote, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to our Ordinary Shares.

Unless otherwise noted below, the address of each director and named executive officer is c/o uniQure N.V., Paasheuvelweg 25a, 1105 BP Amsterdam, the Netherlands.

Name and Address of	Ordinary Shares Beneficially Owned
Beneficial Owner	Number	Percent
5% or Greater Shareholders (“Major Shareholders”):
Nantahala Capital Management, LLC (1)	4,469,213	9.58%

FMR, LLC (2)	4,340,063	9.30%

Blackrock Inc. (3)	4,293,805	9.21%

Federated Hermes Inc (4)	3,855,615	8.27%

Point72 Asset Management Ltd. (5)	3,609,384	7.74%

Coller Investment Management Ltd. (6)	2,840,365	6.09%

Bristol-Myers Squibb Company (7)	2,388,108	5.12%

Investco Ltd (8)	2,374,235	5.09%

Directors and Named Executive Officers (9)

Matthew Kapusta	835,630	1.76%

Alexander E Kuta, Ph.D.	145,461	0.31%

Christian Klemt	112,236	0.24%

Robert Gut, M.D., Ph.D.	102,712	0.22%

Jack Kaye	57,879	0.12%

Paula Soteropoulos	49,180	0.11%

Ricardo Dolmetsch, Ph.D.	42,466	0.09%

Madhavan Balachandran	38,755	0.08%

Jeremy P. Springhorn, Ph.D.	38,755	0.08%

David Meek	28,175	0.06%

Leonard Post, Ph.D.	11,527	0.02%

Rachelle Jacques	0	0.00%

Pierre Caloz	0	0.00%

Directors, Director Nominees, and Named Executive Officers Total (9)	1,462,776	3.10%

Major Shareholders, Directors, Director Nominees, and Named Executive Officers Total	29,633,564	63.50%

(1)	The registered office of Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, Connecticut 06840, United States. The number of Ordinary Shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Nantahala Capital Management, LLC on February 14, 2022.
(2)	The registered office of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210, United States. The number of Ordinary Shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by FMR, LLC on February 9, 2022.
(3)	The registered office of Blackrock, Inc. is 55 East 52nd Street, New York, New York, 10055 United States. The number of Ordinary Shares reported is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Blackrock, Inc. on February 7, 2022.
(4)	The registered office of Federated Hermes Inc. is 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3770, United States. The number of Ordinary Shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Federated Hermes Inc on February 12, 2021.
(5)	The registered office of Point72 Asset Management, L.P. is 72 Cummings Point Road, Stamford, Connecticut, 06902 United States. The number of Ordinary Shares reported is based solely on a Schedule 13G jointly filed with the Securities and Exchange Commission by Point72 Asset Management, L.P., Point72 Capital Advisors Inc., Cubist Systematic Strategies and Steven A. Cohen on February 11, 2022.
(6)	The registered office of Coller Investment Management Ltd. is c/o Coller Investment Management Limited, PO Box 255, Trafalgar Court, Les Banques, St Peter Port, Guernsey, Channel Islands GY1 3QL. The number of Ordinary Shares reported is based solely on the Schedule 13G/A filed with the Securities and Exchange Commission by Coller Investment Management Limited, Coller International General Partner V. L.P and Coller International Partners V-A, L.P on April 30, 2021.
(7)	The registered office of Bristol-Myers Squibb Company is 345 Park Avenue, New York, New York 10154, United States. The number of Ordinary Shares reported is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Bristol-Myers Squibb Company on August 17, 2015.
(8)	The registered office of Invesco Ltd. is 1555 Peachtree NE, Suite 1800, Atlanta, Georgia 30309, United States. The number of Ordinary Shares reported is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission by Invesco Ltd on February 10, 2022.

(9)	The persons listed below hold options to purchase the number of Ordinary Shares shown that are currently exercisable or become exercisable within 60 days of April 8, 2022, as well as the number of outstanding Ordinary Shares shown:

Name	Options to Purchase Ordinary Shares	Outstanding Ordinary Shares
Matthew Kapusta	641,120	194,510
Alexander E. Kuta, Ph.D.	106,415	39,046
Christian Klemt	72,713	39,523
Robert Gut, Ph.D.	74,408	28,304
Ricardo Dolmetsch, Ph.D.	19,981	22,485
Jack Kaye	40,412	17,467
Madhavan Balachandran	29,412	9,343
Jeremy Springhorn, Ph.D.	29,412	9,343
Paula Soteropoulos	43,412	5,768
David Meek	23,022	5,153
Leonard Post, Ph.D.	9,940	1,587
Pierre Caloz	-	-
Rachelle Jacques	-	-
Directors and Named Executive Officers Total	1,090,247	372,529

Securities Authorized for Issuance under Equity Compensation Plans

The table below provides information about our Ordinary Shares that may be issued under our 2014 Amended and Restated Share Option Plan (the “2014 Restated Plan”), our predecessor plans and outside these plans as of April 8, 2022:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
2012 Equity Incentive Plan (Equity Compensation Plan Approved by Security Holders)	10,000	$11.00	(2)	—
2014 Restated Plan (Equity Compensation Plan Approved by Security Holders)	6,369,324	$17.82		2,216,072
Equity Compensation Plans Not Approved by Security Holders (3)	44,000	$5.31		—	(4)
Total	6,423,324	$17.73		2,216,072

(1)	The exercise price for our RSU and PSU awards is $0.00 and is included in the weighted-average exercise price of outstanding options, warrants and rights.
(2)	The exercise price of outstanding options is denominated in euro and translated to US$ at the foreign exchange rate as of April 8, 2022.
(3)	These awards include inducement grants entered into by the Company outside of the 2014 Restated Plan and the predecessor plans.

At the 2021 Annual General Meeting, our Board was granted the authority to issue a maximum of 19.9% of the Company’s aggregate issued capital at the time of issuance in connection with any other single issuance (or series of related issuances). Ordinary Shares may be issued as part of inducement or other option grants but are not restricted to that purpose.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

We have reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with uniQure’s management, and based upon such review and discussion, we recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

The Compensation Committee

/s/ Madhavan Balachandran
Madhavan Balachandran, Chair

/s/ Jack Kaye
Jack Kaye

/s/ David Meek
David Meek

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) explains our compensation philosophy, policies, and decisions for 2021 for the following executives, whom we refer to in this CD&A and in the following tables as our NEOs:

Named Executive Officer	Title
Matthew Kapusta	Chief Executive Officer and Executive Director
Ricardo Dolmetsch	President, Research and Development
Alexander Kuta	Executive Vice President, Quality and Regulatory
Christian Klemt (1)	Chief Financial Officer
Pierre Caloz (2)	Chief Operations Officer

(1) Mr. Klemt was promoted from Chief Accounting Officer to Chief Financial Officer on June 15, 2021.

(2) Mr. Caloz was hired as Chief Operations Officer on May 17, 2021.

Executive Summary

Our Business

We are a leader in the field of gene therapy and seek to deliver to patients suffering from rare and other devastating diseases single treatments with potentially curative results. We are advancing a focused pipeline of innovative gene therapies, including product candidates for the treatment of Hemophilia B, which effective May 6, 2021, we licensed to CSL Behring pursuant to the CSL Behring Agreement (as defined below), and Huntington’s disease. We believe our technology platform and manufacturing capabilities provide us distinct competitive advantages, including the potential to reduce development risk, cost, and time to market. We produce our Adeno-associated virus (“AAV”) -based gene therapies in our own facilities with a proprietary, commercial-scale, current good manufacturing practices (“cGMP”)-compliant, manufacturing process. We believe our Lexington, Massachusetts-based facility is one of the world’s most versatile gene therapy manufacturing facilities.

2021 Performance and Achievements

In 2021, our NEOs played critical roles in the achievement of our goals to advance and expand our pipeline of leading gene therapy product candidates.

CSL Behring commercialization and license agreement

On May 6, 2021, our commercialization and license agreement with CSL Behring pursuant to which CSL Behring will receive exclusive global rights to etranacogene dezaparvovec, became fully effective. Upon closing this transaction, we collected $462 million, including a $450.0 million upfront cash payment. In addition, the agreement also entitles us to receive more than $0.3 billion in regulatory, development, and first commercial sale milestones, $1.3 billion in additional commercial milestones, and tiered double-digit royalties of up to a low-twenties percentage of net product sales arising from the collaboration.

Hemophilia B program – Etranacogene dezaparvovec (AMT-061)

In June 2021, we completed 18-month follow-up visits for all patients in our pivotal Phase III HOPE-B trial (the “HOPE-B Study) of etranacogene dezaparvovec. The HOPE-B Study is a multinational, open-label, single-arm study to evaluate the safety and efficacy of etranacogene dezaparvovec. Fifty-four adult Hemophilia B patients classified as severe or moderately severe and requiring prophylactic FIX replacement therapy were enrolled in the study.

On December 9, 2021, we announced the achievement of the pre-specified primary endpoint of non-inferiority in annualized bleeding rate (“ABR”) 18-months following administration compared to baseline Factor IX (“FIX”) prophylactic therapy in the HOPE-B Study. The study also achieved a secondary endpoint demonstrating statistical superiority in reduction of ABR compared to baseline FIX prophylactic therapy. ABR for all bleeds after stable FIX expression, assessed at 18 months, was 1.51 compared with the ABR of 4.19 for the lead-in period of at least six months, achieving the primary non-inferiority endpoint and a secondary superiority endpoint (p=0.0002) in the HOPE-B Study. ABR for investigator-adjudicated FIX-treated bleeds was 0.83 compared with lead-in ABR of 3.65 (p<0.0001). All participants continued to demonstrate durable, sustained increases in FIX activity at 18-months post-infusion with a mean FIX activity of 36.9 percent of normal, as measured by a one-stage activated partial thromboplastin time-based (“aPTTbased”) clotting assay, compared to a mean FIX activity of 39.0 percent of normal at 26-weeks of follow-up. Etranacogene dezaparvovec was generally well-tolerated with over 80% of adverse events considered mild.

Huntington’s disease program (AMT-130)

On April 5, 2021, we announced the completion of enrollment of the low-dose cohort of the U.S. Phase I/II study of AMT-130. The low-dose cohort includes 10 patients, of which six patients received treatment with AMT-130 and four patients received sham surgery. The U.S. Phase I/II clinical trial is a randomized, controlled, double-blinded, dose escalation study of AMT-130. We completed enrollment of the high-dose cohort of 16 patients, of which 10 patients will receive treatment with AMT-130 and six patients will receive sham surgery in March 2022.

On December 16, 2021, we announced initial 12-month observations on the first four patients enrolled in the low-dose cohort of the U.S. Phase I/II study. Two of the four enrolled patients received AMT-130, and two patients received Sham surgery as a control. AMT-130 was generally well tolerated in the treated patients, with no serious adverse events related to AMT-130. NfL, a biomarker of injury in the brain, increased as expected immediately following the surgical procedure and returned to baseline in the treated patients. NfL remained relatively constant in the two untreated control patients. Structural magnetic resonance imaging did not reveal any clinically meaningful safety findings in either treated or control patients at one year of follow-up. Measurements of total and mutant HTT protein in the cerebral spinal fluid of the four patients were highly variable and inconclusive. As of December 31, 2021, 19 patients have been enrolled in the clinical trial to date, including nine of 16 in the high-dose cohort.

Also on December 16, 2021, we announced the initiation of patient screening in our 15 patient, open-label, Phase Ib/II study of AMT-130 in the EU, as well our plans to initiate a third cohort in the ongoing U.S. Phase I/II clinical trial. The third cohort, which will include up to 18 additional randomized patients receiving the higher dose, will explore the use of alternative stereotactic navigation systems to simplify placement of catheters for infusions of AMT-130.

Acquisition of Corlieve Therapeutics

In July 2021 we completed the acquisition of Corlieve Therapeutics SAS (“Corlieve”), a privately held French gene therapy company. Through this acquisition we added Corlieve’s gene therapy program, AMT-260, employing micro ribonucleic acid (“miRNA”) silencing technology to target suppression of aberrantly expressed kainate receptors in the hippocampus of patients with temporal lobe epilepsy (“TLE”) to our pipeline. TLE affects approximately 1.3 million people in the U.S. and Europe alone, of which approximately 0.8 million patients are unable to adequately control acute seizures with currently approved anti-epileptic therapies. Patients with refractory TLE experience increased morbidity, excess mortality, and poor quality of life.

Financing

As of December 31, 2021, we had cash, cash equivalents and restricted cash of $559.4 million, which include payments received from CSL Behring following the closing of the transaction. Until such time, if ever, as we can generate substantial cash flows from successfully commercializing our proprietary product candidates, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution, and licensing arrangements. We believe that our cash and cash equivalents will fund our operations into the first half of 2025 assuming achievement of $230.0 million related to BLA and MAA submissions as well as first commercial sales milestones under the CSL Behring commercialization and license agreement.

On January 29, 2021, we and Hercules amended the 2018 Amended Facility (“2021 Amended Facility”). Pursuant to the 2021 Amended Facility, Hercules agreed to an additional Facility of $100.0 million (“Tranche B”) increasing the aggregate principal amount of the term loan facilities from $35.0 million to up to $135.0 million. On January 29, 2021, we drew down $35.0 million of the Tranche B. Advances under Tranche B bore interest at a rate equal to the greater of (i) 8.25% or (ii) 8.25% plus the prime rate, less 3.25% per annum. The principal balance of $70.0 million and all accrued but unpaid interest on advances under Tranche B was due on June 1, 2023. The back-end fee in respect of advances under the 2021 Amended Facility ranged from 1.65% to 6.85%, depending on the repayment date. In addition to Tranche B, the 2021 Amended Facility also extended the interest only payment period of the previously funded $35.0 million term loan (“Tranche A”) from January 1, 2022 to June l, 2023.

On December 15, 2021, we and Hercules amended and restated the 2021 Amended Facility (“2021 Restated Facility”). Pursuant to the 2021 Restated Facility, Tranche A and Tranche B of the 2021 Amended Facility with a total outstanding balance of $70.0 million were consolidated into one tranche with a total commitment of $100.0 million. We drew down an additional $30.0 million, resulting in total principal outstanding as of December 31, 2021 of $100.0 million. The 2021 Restated Facility extended the loan’s maturity date from June 1, 2023 until December 1, 2025. The interest-only period is extended from January 1, 2023 to December 1, 2024, or December 1, 2025 if, prior to June 30, 2024, either (a) the BLA for AMT-061 is approved by the FDA or (b) AMT-130 is advanced into a pivotal trial. The interest rate is adjustable and is the greater of (i) 7.95% and (ii) 7.95% plus the prime rate less 3.25% per annum. Under the 2021 Restated Facility, we owe a back-end fee of 4.85% of the outstanding debt. We are required to repay the facility in equal monthly installments of principal and interest between the end of the interest-only period and the maturity date. We continue to owe a $2.5 million back-end fee related to the 2021 Amended Facility which is due on June 1, 2023.

On March 1, 2021, we entered into a Sales Agreement with SVB Leerink LLC (“SVB Leerink”) with respect to an at-the-market (“ATM”) offering program, under which we may, from time to time in our sole discretion, offer and sell through SVB Leerink, acting as agent, our ordinary shares, up to an aggregate offering price of $200.0 million. We pay SVB Leerink a commission equal to 3% of the gross proceeds of the sales price of all ordinary shares sold through it as a sales agent under the Sales Agreement.

In March and April of 2021, we issued 921,730 ordinary shares at a weighted average price of $33.52 per ordinary share, with net proceeds of $29.6 million, after deducting underwriting discounts and net of offering expenses.

Compensation Philosophy and Principles

We operate in a competitive, rapidly changing and heavily regulated industry. The long-term success of our business requires us to be resourceful, adaptable, and innovative. The skills, talent, and dedication of our executive officers are critical components to our success and the future growth of the company. Therefore, our compensation program for our executive officers, including our NEOs, is designed to attract, retain, and incentivize the best possible talent.

The Compensation Committee has established core objectives for our compensation programs, which are underpinned by a focus on elements that attract and retain the talent we believe is necessary to successfully lead uniQure and our employees globally.

Pay for performance

Motivate and reward our senior management to achieve established business and individual objectives.

Align interests with our shareholders

Align compensation with the value realized by our shareholders

Use “at risk” compensation to incentivize executives

Use “at risk,” or variable, compensation to align the interests with those of our shareholders over time and contribute to the achievement of both short- and long-term goals

Attract and retain talented executives

Provide compensation opportunities and policies that are competitive with similarly sized biotechnology companies

How We Determine Executive Compensation

Compensation Oversight

The Compensation Committee is composed solely of independent directors, who at the end of 2021 were Madhavan Balachandran, Jack Kaye, and David Meek, with Mr. Balachandran serving as the Compensation Committee Chair.

Details of the Compensation Committee’s duties are fully set out in the Compensation Committee’s charter, which can be found on our website: http://uniqure.com/investors-newsroom/corporate-governance.php.

The overarching purpose of the Compensation Committee is to oversee the way the Board discharges its responsibilities relating to uniQure’s compensation policies, plans and programs for uniQure’s executive officers and directors.

The Compensation Committee is wholly accountable for any changes in compensation for the Chief Executive Officer, and the Chief Executive Officer is not included in any discussions regarding changes to his own compensation. For other NEOs, recommendations are made by the Chief Executive Officer and subsequently reviewed and approved by the Compensation Committee. Overall compensation for our NEOs may increase or decrease year-to-year based upon, among other things, his or her annual performance or changes in his or her responsibilities.

The Annual Committee Process

The Compensation Committee typically meets 6 (six) or more times a year to consider the following items:

Quarter	Typical Meeting Topics
Q1

•        Determine the Company’s performance against their goals for the previous year;

•        Determine corporate goals for current year;

•        Determine executive compensation for current year, including base salary, target bonus and long-term equity incentive grants, as well as earned annual cash bonus for prior year; and

•        Determine non-executive employee compensation for current year, including merit pool for base salary increases, bonus pool for prior year performance, and annual equity grants.

Q2

•         Assess prior year activities and Compensation Committee performance;

•         Determine director compensation, including cash and equity compensation; and

•         Plan compensation cycle through remainder of current year and into following year.

Q3

•         Review Compensation Committee Charter;

•         Review with compensation consultant best practices related to disclosure and director and executive compensation;

•         Review compensation peer group; and

•         Engage compensation consultant for work associated with upcoming compensation cycle.

Q4

•        Review information provided by compensation consultant, including comparable data related to director and executive compensation based on the peer group reviewed in Q3;

•         Perform initial compensation evaluations for the coming year (including executive cash and equity compensation), director compensation (including cash and equity compensation), employee equity grants, and terms of annual incentive bonus plan for upcoming year; and

•         Perform initial evaluations of the Company’s performance against their corporate goals.

In 2021, the Compensation Committee, in consultation with WTW (formerly Willis Towers Watson), also determined to award key leaders within the organization, inclusive of the NEOs a one-time performance share unit grant to support the retention of employees and to align the organization around key value drivers for the company. See 2021 Performance Share Unit Award section below for more detail.

Additional meetings are scheduled on an as needed basis, and in 2021 the Compensation Committee met 7 (seven) times.

Use of an Independent Advisor

As set out in its Charter, the Compensation Committee has the authority to retain outside consultants to provide independent advice to the Compensation Committee. In 2021 the Compensation Committee retained WTW as its independent compensation consultant.  WTW reported directly to the Compensation Committee and took direction from the Chair of the Compensation Committee.  Having assessed WTW’s independence pursuant to SEC rules and Nasdaq listing rules, the Compensation Committee concluded that the work of WTW did not raise any conflicts of interest.

During the year, WTW provided assistance in designing and reviewing our management and director compensation programs, including reviewing the compensation peer group, providing market data on all aspects of compensation, reviewing long-term incentive grant practices, and attended Compensation Committee meetings and provided general advice.

The Compensation Committee considered the analysis and advice from WTW, as well as support and insight from management when making compensation decisions.

Managing Compensation-Related Risk

uniQure operates in a highly regulated and competitive sector, and managing risk is embedded in the way the Company is run and operates. The Board has delegated to the Compensation Committee responsibility to oversee compensation-related risk.

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices as part of our annual risk assessment performed by management and reported to and discussed with the Board.  The Compensation Committee has determined that uniQure’s compensation policies and practices do not encourage executives to take excessive risks given that the various elements of the policies and practices diversify the risks associated with any single element of the executives’ compensation.

Compensation Peer Group

The Compensation Committee, with support of WTW, conducts an annual review of the peer group used for benchmarking compensation levels, with a detailed review every two years. A full review of the peer group was performed in 2020 and approved in September 2020 to inform 2021 compensation decisions (the “2021 Peer Group”). The 2021 Peer Group comprises of 18 similar, publicly traded, biopharmaceutical companies based on multiple factors, including number of employees, market capitalization, R&D expense, revenue, and pipeline profile.

The table below depicts the 2021 Peer Group:

• Adverum Biotechnologies	• Editas Medicine	• MyoKardia
• Arena Pharmaceuticals	• Epizyme	• Regenxbio
• Arrowhead Pharmaceuticals	• Fate Therapeutics	• Revance Therapeutics
• Blueprint Medicines	• Intellia Therapeutics	• Sangamo Therapeutics
• Denali Therapeutics	• Invitae	• Voyager Therapeutics
• Dynavax Technologies	• MeiraGTx	• Wave Life Science

The 2021 Peer Group reflects the following changes from the 2020 peer group:

Removed Companies (n=2)	New Companies (n=3)
• Alder BioPharmaceuticals • Spark Therapeutics	• Adverum Biotechnologies • Fate Therapeutics • MeiraGTx

At the time of approval, 2021 Peer Group had:

•	Trailing twelve-month average market capitalizations that ranged from approximately $477 million to $4.01 billion, with uniQure ranked at the 79th percentile;

•	Spot market capitalizations that ranged from approximately $306 million to $4.68 billion, with uniQure ranked at the 59th percentile;

•	Employee headcounts that ranged from 114 to 1,500, with uniQure ranked at the 80th percentile;

•	R&D expense that ranged from $40 million to $331 million, with uniQure ranked at the 47th percentile; and

•	Revenues that ranged from $0 to $806 million, with uniQure ranked at the 14th percentile.

The Compensation Committee determined that uniQure’s size relative to the peer group was appropriate for the purpose of compensation comparisons.  For executive roles where insufficient proxy statement data was available to inform market comparisons, the Compensation Committee additionally referenced survey data provided by WTW and Radford for similarly sized biotech and biopharma companies.

Compensation Elements

At the 2016 Annual General Meeting, uniQure shareholders approved our Remuneration Policy, which sets out the structure for the compensation granted to our senior managers, including the Chief Executive Officer and other NEOs. The full policy can be found on our website: http://uniqure.com/investors-newsroom/corporate-governance.php.

In summary, our compensation program is designed to be straightforward in nature with five core elements, the first three of which are compensation related and the last two are benefits reflecting local market practices for each named executive officer.

Element	Purpose	Key Features
Base Salary	Provide market-competitive fixed compensation Attract exceptional talent in the relevant market

•       Fixed cash compensation

•       Reviewed annually

•       Value informed by market levels for executives with comparable qualifications, experience, and responsibility, coupled with the nature, scope and impact of the role

•       Target approximately 50th percentile of market peers, considering the factors noted above

Short-Term Incentive (Annual Cash Bonus)	Reward for achievement of pre-defined criteria in areas of strategic importance to uniQure Align compensation with Company performance

•       Subject to the approval of the Board in its discretion

•       Discretionary variable cash compensation ranging from 40% to 60% of annual Base Salary in 2021

•       Maximum opportunity capped at 150% of target

•       Weighting is based solely on performance against corporate goals for the Chief Executive Officer, and a combination of performance against corporate goals (80%) and individual goals (20%) for the other named executive officers

•       Corporate and individual targets established in the beginning of each year

•       Assessment against the predetermined goals informs actual cash bonus that is awarded

•       Target bonuses informed by levels in the market, with reference to the 50th percentile

Long-Term Incentives (Equity Awards)	Align long-term interests with shareholders Reward sustainable value creation Encourage retention

•        Annual awards subject to the approval of the Board in its discretion

•        Annual awards in 2021 were a mix of stock options and restricted stock units

•        Stock options have a ten-year term, with 25% vesting after one year and then ratably on a quarterly basis

•        Restricted stock units vest ratably on an annual basis over three years

•        Target opportunity informed by prior year performance and levels in the market with reference to the 50th percentile

•        One-time PSU award provided in 2021 with goals tied to the pipeline milestones and relative total shareholder return.

Pension and Retirement Savings Plans	Provide market-competitive retirement benefits

•        Based on local market practice

•        U.S.-based named executive officers are eligible to participate in a qualified 401(k) Plan with matching of up to 3% of base salary

•        Netherlands-based named executive officers are eligible to participate in a defined contribution pension plan

Other Benefits	Provide market competitive benefits focused on well-being

•        An Employee Share Purchase Plan (“ESPP”) is offered to all eligible employees, which includes eligible named executive officers

•        ESPP allows for purchase of discounted Ordinary Shares through accumulated payroll deductions

•        Medical, dental and vision health care plans with premiums paid by the company for U.S.-based named executive officers

•        Up to four weeks of paid time off for U.S.-based named executive officers and six weeks for Netherlands-based executive officers

•        Company-paid life insurance and short-term and long-term disability, with some employee contribution for U.S.-based named executive officers

•        Tuition reimbursement

•        Fitness membership reimbursement

Target Pay Mix

A significant portion of our NEOs’ target compensation is variable and at-risk, short-term incentives (“STI”) and long-term incentives (“LTI”) maximizing alignment with our shareholders and long-term value creation.

The 2021 target compensation mix for the Chief Executive Officer is detailed below. Of the total target compensation, 89% was at risk (the STI and LTI components) and 11% was not at risk (the salary component).

We do not specify a target mix of salary, STI and LTI compensation for our other NEOs, but we target a range of approximately 75% - 80% for the at-risk components.  The overall compensation structure is adjusted to determine an appropriate mix on a position-by-position basis based on peer group data and other comparable compensation data for each position.

2021 Compensation Decisions and Outcomes

Base Salary

As described below, our NEOs receive a base salary, the terms of which are subject to each of their individual employment agreements. The Compensation Committee annually reviews each named executive officer’s base salary and may adjust such individual’s base salary after considering his or her responsibilities, performance and contributions to the Company and the Company’s overall performance. Additionally, the Compensation Committee will consider market data, with a view to ensuring base salary is set competitively, with a philosophy of targeting approximately the 50th percentile, taking into consideration the above factors.  Based on that analysis and the recommendation of our Compensation Committee, the Board made adjustments from the prior year to the base salaries of our executive officers.

The 2021 base salary for our NEOs are described below:

Named Executive Officer	Base Salary		Effective Date
Matthew Kapusta 1)		$583,495	January 2021
Ricardo Dolmetsch2)		$506,000	January 2021
Alexander E. Kuta 1)		$444,813	January 2021
Christian Klemt 3)		€325,000	June 2021
Pierre Caloz4)	CHF	463,760	May 2021

•	(1) Mr. Kapusta’s and Dr. Kuta’s base salaries were increased in alignment with the rate of increase with the broader employee population. Increases ranged from 2.0% to 3.0%.

•	(2) Dr. Dolmetsch joined uniQure as our President Research and Development on September 14, 2020. He received a 1.2% increase in 2021 that reflects a pro-rated increase based on his 2020 hire date.

•	(3) Mr. Klemt base salary was increased 4.5% as of January 1, 2022, and 29.6% in relation to his promotion to Chief Financial Officer on June 15, 2021.

•	(4) Mr. Caloz’s base salary was effective upon his hire date of May 17, 2021.

Short-term Incentive

The Company’s short-term incentives to NEOs provide an opportunity for our NEOs to earn an annual cash bonus, contingent on the successful achievement of goals with various program areas aligned to our strategic objectives. The award of any annual bonuses shall be subject to the approval of the Board in its discretion.

Any annual cash bonus for the Chief Executive Officer is based solely on the assessment of company-wide performance. For the other NEOs 80% of their opportunity is based on the same company-wide performance, with the remaining 20% based on individual performance.

Bonus opportunities for the NEOs in 2021 were as follows:

Named Executive Officer	Target Bonus (% of salary)	Maximum Bonus (% of salary)
Matthew Kapusta	60.0%	90.0%
Ricardo Dolmetsch	50.0%	75.0%
Alexander E. Kuta	40.0%	60.0%
Christian Klemt	40.0%	60.0%
Pierre Caloz	50.0%	75.0%

Mr. Kapusta, Dr. Dolmetsch, and Dr. Kuta’s target bonus rate remained the same from the prior year. Mr. Klemt’s target bonus was increased from 35% to 40% as of June 2021 in recognition of his promotion to Chief Financial Officer. Mr. Caloz joined uniQure in May 2021 with a target bonus of 50% of base salary.

Annually, we evaluate and establish performance targets based on the corporate goals that are adopted by the Board. Our performance targets are generally based on the achievement of a key set of core objectives considered essential to our successful performance over a given calendar year.  These core objectives are designed across the range of functions of the Company, including clinical, research and technology, regulatory, manufacturing, finance, and other general and administrative functions.  Our performance against targets is reviewed periodically with the Board throughout the year.  At the end of the calendar year, we assess the overall performance, which is then used for compensation decisions, including the payment of annual incentive bonuses.

In early 2021, the Board approved the following corporate objectives.

Corporate Objectives	Weighting at Target	Corporate Sub-Objectives	Weighting at Target
Focused Execution	55%	• Support BLA Submission and Commercial Preparation for Hemophilia B (EtranaDez)	35%
		• Execute Clinical Development Plan for Huntington’s Disease (AMT-130)	20%
Strategic Expansion & Growth	30%	• Advance SCA3 Towards the Clinic (AMT-150)	5%
		• Build Early and Sustainable Pipeline and Invest in Enabling Technologies	15%
		• Increase Manufacturing Capacity & Invest in Innovation	10%
Strengthen the Organization	15%	• Improve Culture	7.5%
		• Recruit & Retain Talent	5%
		• Manage Financials	2.5%

We believe these corporate objectives were critical to the successful execution of our long-term strategy and the achievement of sustainable shareholder value creation.  In approving the targets, each goal within a program area has an associated level of achievement and time frame. The extent to which the goal is achieved, and whether it is on time, informs the rating assigned at year-end. Each objective had at least two goals associated with it, such as program advancement or pipeline milestones. When it set them, the Compensation Committee believed that the goals associated with these corporate objectives were challenging but attainable, and that attainment was uncertain.

To achieve the annual cash bonus, the total performance related to all key goals must exceed a minimum threshold of 50%. The maximum total performance related to all key goals cannot exceed 150%. The total performance is determined by taking the weighted average of each of the goals. If overall performance is assessed at below 50%, no annual cash bonus is paid, and if overall performance assessed at above 150%, the annual cash bonus is capped at 150% of the target bonus.

While the specific goals are not disclosed for each objective given their potential competitive sensitivity, the following achievements in 2021 were factors taken into consideration when assessing Company performance:

Key Goal	Key Achievements
Support BLA Submission and Commercial Preparation for Hemophilia B (etranacogene dezaparvovec)

Clinical / Regulatory

•         Conducted last patient 52-week and 18-month visits.

•         Completed investigation of clinical hold event and achieved lifting of clinical hold.

•          Held pre-BLA and MAA meetings.

•          Presented 52-week and 18-month follow-up data from HOPE-B pivotal study.

•          Met primary endpoint of HOPE-B pivotal study

•          Supported preparation of BLA and MAA by CSL Behring.

CMC / Operations

•          Achieved Certificate of Analysis for successful 200L process validation.

•          Completed mock inspections.

Commercial / Medical Affairs

•          Initiated value dossier.

CSL Behring Collaboration

•          Established integration plan with CSL Behring.

•          Closed CSL Behring transaction.

Execute Clinical Development Plan for Huntington’s Disease (AMT-130)

Clinical / Regulatory

•          Completed multiple data safety monitoring board meetings.

•          Achieved additional clinical trial approvals for EU Phase Ib/II study.

•          Completed dosing of Cohort 1 of U.S. Phase I/II study.

•          Initiated dosing of Cohort 2 of U.S. Phase I/II study

•          Presented 12-month data on initial patients in U.S. Phase I/II study.

•          Completed 19 patient procedures in U.S. Phase I/II study.

•          Initiated patient screening in EU Phase Ib/II study.

CMC / Operations

•          Completed release of all clinical trial material.

•          Developed 500L process/potency assay.

Medical Affairs

•          Completed manuscript of burden of illness.

Advance SCA3 Towards the Clinic (AMT-150)	• Deprioritized program.

Build Early and Sustainable Pipeline and Invest in Enabling Technologies

Fabry Disease

•          Initiated cGMP seed production.

•          Completed dose-range finding mouse study.

Early-Stage Research

•          Designated two lead candidates.

•          Initiated four new research programs.

Enabling Technology

•          Completed studies of AAV and other novel capsids.

•          Presented enabling technology plan and priorities to Board.

Business Development

•          Held R&D / Investor Day.

•          Completed acquisition of Corlieve.

Increase Manufacturing Capacity & Invest in Innovation

•          Completed multi-site capacity build-out (i.e., office, labs, cleanroom).

•          Increased Lexington manufacturing capacity.

•          Completed Lexington pilot plant start-up.

•          Increased analytical and process development capacity.

•          Presented innovation plan and priorities to Board.

Improve Culture	• Implemented baseline ESG self-study. • Implemented multi-level leadership development initiative. • Implemented employee and new hire learning program.

Recruit & Retain Talent	• Recruited critical new hires. • Met regrettable turnover goals. • Met total annual turnover goals.

Manage Financials	• Achieved cash burn budget. • Executed amendments to debt facility.

The following table provides a breakdown of how the Board, with respect to our CEO, and the Compensation Committee, with respect to our remaining named executive officers, determined that we performed against each of these corporate objectives during 2021:

Corporate Objectives	Weighting at Target	Actual Performance	Actual % Earned
Support BLA Submission and Commercial Preparation for Hemophilia B	35%	70%	24.5%
Execute Clinical Development Plan for Huntington’s Disease	20%	125%	25%
Advance SCA3 Program Towards the Clinic	5%	40%	2%
Build Early and Sustainable Pipeline and Invest in Enabling Tech	15%	135%	20.25%
Increase Manufacturing Capacity & Invest in Innovation	10%	120%	12%
Improve Culture	7.5%	100%	7.5%
Recruit & Retain Talent	5%	100%	5%
Manage Financials	2.5%	150%	3.75%
Total	100%		100%

In consultation with our named executive officers, Mr. Kapusta established individual goals for each of our other named executive officers at the beginning of 2021 that (i) were specific to each named executive officer’s area of responsibility and (ii) were intended to support our corporate objectives for 2021. At the time these goals were established, Mr. Kapusta believed they were challenging but attainable, and attainment was uncertain. The individual goals for each named executive officer, other than Mr. Kapusta, for 2021 included the following:

Named Executive Officer	Considerations
Dr. Ricardo Dolmetsch

•          Champion acquisition of Corlieve (TLE program).

•          Successfully resolve AMT-061 clinical hold.

•          Strong clinical operational execution of Huntington and HOPE-B studies.

•          Advance four new research programs.

Dr. Alexander Kuta

•          Significant contributions to successful process validation campaign.

•          Advance pre-approval inspection readiness, including mock inspection / CSL audits.

•          Spearhead pre-BLA preparations and meetings with FDA.

•          Achieve clinical trial approvals for EU clinical study of AMT-130 for Huntington’s disease in Poland, United Kingdom, and Germany.

Christian Klemt

•          Provide significant support of Corlieve and CSL Behring transaction and integration.

•          Successfully negotiate/complete two amendments of Hercules debt facilities

•          Achieve cash budget targets; no significant accounting deficiencies.

•          Provide interim leadership of HR organization.

Pierre Caloz	• Complete process validation campaign. • Define platform innovation plan and presented to R&D Committee. • Complete rigorous review of long-term capacity plans.

With input from Mr. Kapusta, the Compensation Committee made a qualitative determination following the end of the year as to the level of achievement by each of our named executive officers other than our CEO about his or her respective individual performance objectives. The combination of corporate and individual performance resulted in the following 2021 actual bonus pay-outs:

			Allocation of Bonus			Actual Bonus Achievement
Named Executive Officer	Base Salary		Target Bonus %	Corporate Goals Weighting	Individual Goals Weighting	Corporate Goal Achievement	Individual Goal Achievement	2021 Cash Bonus
Matthew Kapusta		$583,495	60%	100%	--	100%	--		$350,097
Ricardo Dolmetsch		$506,000	50%	80%	20%	100%	100%		$253,000
Alexander E. Kuta		$444,813	40%	80%	20%	100%	90%		$174,367
Christian Klemt (1)		€325,000	40%	80%	20%	100%	115%		€120,004
Pierre Caloz (2)	CHF	463,760	50%	80%	20%	100%	110%	CHF	147,743

(1)       Mr. Klemt’s bonus was pro-rated based on his 2021 time as Chief Accounting Officer and Chief Financial Officer.

(2)       Mr. Caloz’s bonus was pro-rated based on his May 17, 2021 hire date.

2021 Long-Term Incentive Awards

The Company’s 2014 Restated Plan provides that the Board may grant equity awards to its employees. These grants include annual and periodic equity awards linked to continued employment and, at the Board’s discretion, the achievement of certain performance targets. Such grants as they apply to our NEOs are described below. Pursuant to the 2014 Restated Plan, employees may be granted options, restricted share units or performance share units. By awarding long-term incentive awards via a combination of different vehicles, the Compensation Committee can balance the objectives of driving sustainable long-term performance and shareholder value creation, encouraging retention while remaining market competitive.

For 2021, the Compensation Committee determined that annual long-term incentive awards would be granted in the form of share options and restricted share units. This combination of vehicles balances our objectives of long-term performance and shareholder value creation with executive retention and market competitiveness. Options require our stock price to increase, and to do so in a sustainable way, for the awards to have and retain value. The Compensation Committee believes these provide a compelling performance orientation.

Awards are generally made annually in the first calendar quarter, considering the impact on achieving our corporate goals, performance in the prior year and market data for the compensation peer group. The key features of each award type are as follows:

•      Options vest over a period of four years, with 25% of options granted becoming exercisable on the first anniversary, with the remaining options becoming exercisable pro-rata on a quarterly basis over the remaining three years.

•      Awards expire after ten years.

•      Share options cannot be repriced, reset, or exchanged for cash if underwater without shareholder approval.

•     Restricted Share Units vest pro-rata on an annual basis over three years.

•     Dividends do not accrue until shares are free from restrictions, unless expressly stated in the applicable award agreement.

•     Shares are issued to the participant upon vesting of the award but may be subject to a nondiscretionary sale of a portion of the shares to cover tax withholding requirements.

Target equity awards are approved each year by the Compensation Committee, based on a combination of factors including performance against corporate and individual goals, granting history in prior years, impact on share utilization and dilution, impact of the individual on achieving the Company’s corporate goals, relative grant levels among executives, market practices and other relevant factors. In determining and approving award values, the Compensation Committee reviews data for our peer group and the overall total compensation of our executive officers. Considering the overall corporate performance and individual achievement in 2020, our Compensation Committee recommended that the Board grant long-term incentive equity awards that were commensurate with reference to the 25th-75th percentile of our peer group.

In establishing the mix of long-term incentives to award our NEOs, the Compensation Committee referenced market data for our peers, which found that most competitors grant awards in either stock options or a combination of stock options and restricted stock units.  These awards had the following fair values as of the February 25, 2021 grant date (rounded to the nearest thousand):

Named Executive Officer	Stock Options (USD)	Restricted Stock Units (USD)	Total (USD)
Matthew Kapusta	2,065,000	2,065,000	4,130,000
Dr. Ricardo Dolmetsch (1)	471,000	471,000	942,000
Dr. Alexander Kuta	693,000	693,000	1,386,000
Christian Klemt (2)	604,000	604,000	1,208,000

(1)	Dr. Dolmetsch was appointed in September 2020 and his 2021 annual equity grant value was pro-rated based on his service.

(2)	Mr. Klemt’s annual grant was based on his role as a Chief Accounting Officer. Mr. Klemt also received a promotional grant upon his promotion to Chief Financial Officer in June 2021. The fair value of the promotional grant is not included in the above table. Details of these awards are provided below in the section titled “Christian Klemt.”

Mr. Caloz did not receive an annual equity grant, as he was hired in May 2021. The Compensation Committee approved equity grants to secure his appointment and to align him immediately with the other executives and the interests of our shareholders. Details of these awards are provided below in the section titles “Pierre Caloz.’

2021 Performance Share Unit Award

The Compensation Committee, in consultation with WTW, determined to award key leaders within the organization, inclusive of NEOs a one-time performance share unit grant to support the retention of employees and to align the organization around key value drivers for the company. The Performance Share Unit grant is based on the following key performance criteria, which is presented with certain information omitted:

Milestone Performance	Weighting
Regulatory approval milestone for Hemophilia B	25%
Second regulatory approval milestone for Hemophilia B	10%
Clinical study milestone for Huntington’s Disease	35%
Pipeline candidate milestone #1	15%
Pipeline candidate milestone #2	15%
Total Weighting	100%

Performance vesting for each of these measures is based both on achieving the milestone and the timeframe under which the milestone is achieved. Based on this performance criteria, the number of units that vests can range from a minimum of 0% to a maximum of 100%. In addition, for the last three milestones, the vesting outcome will be modified based on the company’s 3-year relative total shareholder return performance compared against the Nasdaq Biotechnology Index:

•	Above 75th percentile of the Nasdaq Biotechnology Index – 150% earned milestone.

•	Between the 25th and 50th percentile of the Nasdaq Biotechnology Index – 100% earned milestone.

•	Below the 25th percentile of the Nasdaq Biotechnology Index – 50% earned milestone.

The core design aspects of the performance share unit award (i.e., broader leader participation beyond the NEOs, fully at-risk performance-based milestone, as well as linkage to relative total shareholder return) were put in place to ensure close alignment between shareholders, NEOs, and the broader leadership population.

Employee Share Purchase Plan

The Employee Share Purchase Plan is designed to allow eligible employees of uniQure and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the Plan is to provide employees with a convenient method to invest in uniQure Ordinary Shares which will increase the equity stake of our employees and will benefit shareholders by aligning more closely the interests of our participating employees with those of our shareholders. We believe that this will help to motivate and retain highly qualified employees.

Under the Plan, the number of Ordinary Shares initially reserved for issuance was 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date.

CEO Pay Ratio

Under Item 402(u) of Regulation S-K adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to disclose the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median compensated employee, excluding our CEO.

Matthew Kapusta (a)	5,100,101
Median Employee 2021 Annual Total Compensation	143,299
CEO to Median Employee Pay Ratio	36 to 1

(a)   This annual total compensation is the Total Compensation from the Summary Compensation Table.

Methodology

Our methodology for determining our CEO pay ratio relies on estimates and assumptions calculated in a manner consistent with SEC rules and guidance.

Calculating Median Employee Compensation

To identify the median employee in 2021, we used the same median employee identified in 2020 through the following methodology. We used total wages earned as our consistently applied compensation measure (“CACM”), which we obtained from our payroll records across our global employee population. We calculated the total wages earned in the 2020 calendar year and adjusted the pay of employees in Europe from Euros to U.S. Dollars using the average exchange rate that we applied in our financial statements. For employees that started their employment during the year (i.e., after January 1, 2020), we adjusted the total wages earned to reflect annualized wages earned. We did not annualize the total wages earned for any of our temporary or seasonal workers.

We then calculated our median employee’s compensation in 2021 and determined that the total annual compensation of our median employee was $143,299 as of December 31, 2021.

Our CEO to median employee pay ratio is 36 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Employment Agreements

Matthew Kapusta

Prior to becoming our Chief Executive Officer, Mr. Kapusta served as our Chief Financial Officer. On December 9, 2014, the Company entered into an employment agreement with Mr. Kapusta for the role of Chief Financial Officer”), which was subsequently amended on a several occasions, including in connection with Mr. Kapusta’s appointment as Chief Executive Officer (as amended, the “Kapusta Employment Agreement”).  The Kapusta Employment Agreement provides that Mr. Kapusta will earn a base salary equal to $450,000 per year effective January 1, 2017, plus reimbursement of expenses incurred on the Company’s behalf. In February 2022, the Board approved Mr. Kapusta’s 2022 salary and long-term equity incentive awards, as well as his annual cash bonus for performance in 2021. The Board awarded Mr. Kapusta a 2022 base salary of $610,000 and a 2021 performance bonus of $350,097. Mr. Kapusta is also eligible for a cash bonus based on performance in 2022 with a target of 60% of his base salary. The Board also awarded Mr. Kapusta 2022 long-term incentive equity grants of 125,073 restricted share units and an option to purchase 215,643 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Kapusta Employment Agreements are further discussed below. The term of the Kapusta Employment Agreement will run through December 31, 2022 (subject to an automatic renewal provision if no notice of termination is provided at least ninety days prior to the end of a renewal term) or until terminated by either us or by Mr. Kapusta. Copies of the Kapusta Employment Agreement and its amendments are filed as Exhibits 10.6, 10.7 and 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021, respectively. The foregoing are not complete descriptions of the Kapusta Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Pierre Caloz

Mr. Caloz entered into an employment agreement with the Company effective May 17, 2021, for the role of Chief Operations Officer (the “Caloz Employment Agreement”). The Caloz Employment Agreement provides that Mr. Caloz will receive a base salary of CHF (Swiss Francs) 463,760 per year, subject to review at the sole discretion of the Company, a one-time signing bonus of CHF 180,103 and a discretionary bonus of up to 50% of annual base salary. Under the Caloz Employment Agreement, Mr. Caloz is also entitled to expenses and reimbursements.  He was also entitled to a grant of an option to purchase 75,000 ordinary shares in the Company (subject to a four-year vesting period), a grant of 25,000 restricted share units (subject to a three-year vesting period), and a grant of 10,000 restricted share units (subject to a one-year vesting period) each pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. The Caloz Employment Agreement also provides for severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2022, Mr. Caloz received a letter (the “Caloz 2022 Letter”), which provides that his 2022 base salary will be CHF 475,000 and his 2021 bonus will be CHF 147,743. The Caloz 2022 Letter also provides that Mr. Caloz will be entitled to participate in the 2022 equity grants of 37,086 restricted share units and an option to purchase 63,941 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Caloz Employment Agreement are further discussed below. The Caloz Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Caloz Employment Agreement is filed as Exhibit 10.61 to the Company’s Annual Report on Form 10-K filed with the SEC on February 25, 2022. The foregoing are not complete descriptions of the Caloz Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Ricardo Dolmetsch

Dr. Dolmetsch entered into an employment agreement with the Company effective September 14, 2020, for the role of President, Research and Development (the “Dolmetsch Employment Agreement”). The Dolmetsch Employment Agreement provides that Dr. Dolmetsch will receive a base salary of $500,000 per year, subject to review at the sole discretion of the Company, a one-time signing bonus of $250,000 and a discretionary bonus of up to 50% of annual base salary. Under the Dolmetsch Employment Agreement, Dr. Dolmetsch is also entitled to expenses and reimbursements.  He was also entitled to a grant of an option to purchase 35,000 ordinary shares in the Company (subject to a four-year vesting period), a grant of 55,000 restricted share units (subject to a three-year vesting period), and a grant of 10,000 restricted share units (subject to a one-year vesting period) each pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. The Dolmetsch Employment Agreement also provides for severance benefits, including payments of: (1) to 150% of base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2022, Dr. Dolmetsch received a letter (the “Dolmetsch 2022 Letter”), which provides that his 2022 base salary will be $ 525,000 and his 2021 bonus will be $ 253,000. The Dolmetsch 2022 Letter also provides that Dr. Dolmetsch will be entitled to participate in the 2022 equity grants of 54,683 restricted share units and an option to purchase 94,281 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Dolmetsch Employment Agreement are further discussed below. The Dolmetsch Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Dolmetsch Employment Agreement is filed as Exhibit 10.56 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Dolmetsch Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Alexander E. Kuta

Dr. Kuta entered into an employment agreement with the Company on January 23, 2017, for the role of Senior Vice President, Regulatory Affairs (the “Kuta Employment Agreement”). The Kuta Employment Agreement provides that Dr. Kuta will receive a base salary of $375,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 35% of annual base salary (with any such bonus for 2017 being pro-rated for length of service). Under the Kuta Employment Agreement, Dr. Kuta is also entitled to expenses and reimbursements.  He was also entitled to a grant of an option to purchase 150,000 ordinary shares in the Company pursuant to the Company’s equity incentive plan and would be eligible for future grant awards. Effective August 20, 2019, the Kuta Employment Agreement was amended and restated to, among other things, provide for a promotion to the position of Executive Vice President, Operations, a base salary of $429,646 annually, an additional equity grant of 15,000 restricted share units pursuant to the Company’s equity incentive plan, and additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus and COBRA coverage for 18 months for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus and COBRA coverage for 12 months for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. In March 2022, Dr. Kuta received a letter (the “Kuta 2022 Letter”), which provides that his 2022 base salary will be $460,000 and his 2021 bonus will be $ 174,367. The Kuta 2022 Letter also provides that Dr. Kuta will be entitled to participate in the 2022 equity grants of 34,904 restricted share units and an option to purchase 60,179 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Kuta Employment Agreement are further discussed below. The Kuta Employment Agreement is to continue in force from year to year unless terminated in accordance with its terms. A copy of the Kuta Employment Agreement is filed as Exhibit 10.44 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Gut Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Christian Klemt

Mr. Klemt entered into an employment agreement with the Company effective September 1, 2015, for the role of Global Controller. Effective July 15, 2017, Mr. Klemt was promoted to Chief Accounting Officer and entered into an amended employment agreement with the Company (the “Klemt Employment Agreement”). The Klemt Employment Agreement provided that Mr. Klemt will receive a base salary of €200,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 35% of his annual base salary. Under the Klemt Employment Agreement, Mr. Klemt was also entitled to expenses and reimbursements. Effective March 1, 2020, the Klemt Employment Agreement was amended and restated to, among other things, to provide additional severance benefits, including an increase in severance payments: (1) to 150% of base salary plus target bonus for a termination in association with a change of control of the Company and (2) to 100% of base salary plus target bonus for other qualifying terminations; as well as a pro-rata cash bonus for the current (interrupted) year in which any qualifying termination occurs. Effective June 15, 2021 Mr. Klemt was promoted to Chief Financial Officer and entered into an amended employment agreement with the Company (the “Klemt Amended Employment Agreement”). The Klemt Amended Employment Agreement provided that Mr. Klemt will receive a base salary of €325,000 per year, subject to review at the sole discretion of the Company and a discretionary bonus of up to 40% of his annual base salary. Under the Klemt Employment Agreement, Mr. Klemt was also entitled to expenses and reimbursements. In March 2022, Mr. Klemt received a letter (the “Klemt 2022 Letter”), which provides that his 2022 base salary will be €340,000 and his 2021 bonus will be €120,004. The Klemt 2022 Letter also provides that Mr. Klemt will be entitled to participate in the 2022 equity grants of 43,630 restricted share units and an option to purchase 75,224 ordinary shares in the Company each pursuant to the Company’s equity incentive plan. The termination provisions of the Klemt Employment Agreement are further discussed below. The Klemt Amended Employment Agreement is to continue in force until he reaches the legal retirement age in the Netherlands, unless terminated earlier. A copy of the Klemt Amended Employment Agreement is filed as Exhibit 10.49 to the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. The foregoing are not complete descriptions of the Klemt Employment Agreement and are qualified in their entirety by reference to the full text of such agreement.

Other Executive Compensation Policies

Tax and Accounting Considerations for named executive officer subject to US tax legislation

Prior to the passage of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), had disallowed a tax deduction for compensation in excess of $1.0 million paid to a company’s NEOs, other than its chief financial officer.  Historically, qualifying performance-based compensation was not subject to the deduction limitation if specified requirements were met. However, effective for taxable years beginning after December 31, 2017, the exemption for qualified performance-based compensation from the deduction limitation of Section 162(m) has been repealed, such that compensation paid to our NEOs more than $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain compensation arrangements in effect as of November 2, 2017.

“Nonqualified deferred compensation” is required by Section 409A of the Internal Revenue Code to be paid under plans or arrangements that satisfy certain statutory requirements regarding timing of deferral elections, timing of payments and certain other matters. Employees and service providers who receive compensation that fails to satisfy these requirements may be subject to accelerated income tax liabilities, a 20% excise tax, penalties, and interest on their compensation under such plans. The Company seeks to design and administer our compensation and benefits plans and arrangements for all our employees and service providers, including our NEOs, to keep them either exempt from or in compliance with the requirements of Section 409A.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equal or exceeds three times the executive’s base salary amount. The portion of the payments and benefits more than one times base salary amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes.

Deferred Compensation and Retirement Plans

The Company operates a qualified 401(k) Plan for all employees at its Lexington facility in the USA. The uniQure, Inc. 401(k) Plan is an employee contribution plan only, and there are no employer contributions currently being made. The uniQure Inc. 401(k) Plan offers both a before tax and after tax (Roth) component, which are subject to IRS statutory limits for each calendar year.

The Company operates a defined contribution pension plan for all employees at its Amsterdam facility in the Netherlands, which is funded by the Company through payments to an insurance company.

Equity Incentive Plan

The 2014 Restated Plan enables the Board to grant equity awards, including options, restricted share unites (RSUs) and performance share units (PSUs). The purpose of the 2014 Restated Plan is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the group and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders.

The terms of the PSUs are further discussed above. For RSUs the shares are automatically issued to the grantee upon the vesting of the award.

Under the 2014 Restated Plan, the maximum number of Ordinary Shares available is currently limited to 12,601,471. As of March 31, 2022, 2,171,353 Ordinary Shares remain available for grant under the 2014 Restated Plan.

Employee Share Purchase Plan

The Employee Share Purchase Plan (“ESPP”) is designed to allow eligible employees of the Company and its designated subsidiaries to purchase discounted Ordinary Shares at designated intervals through their accumulated payroll deductions. The purpose of the ESPP is to provide employees with a convenient method to invest in the Company’s Ordinary Shares which will increase the equity stake of the Company’s employees and will benefit shareholders by aligning more closely the interests of participating employees with those of the Company’s shareholders. The Company believes that this will help to motivate and retain highly qualified employees.

Under the ESPP, the number of Ordinary Shares initially reserved for issuance is 150,000. The purchase price of the Ordinary Shares acquired on each purchase date will be the lesser of (a) 85% of the closing price of an Ordinary Share on the first day of the offering period or (b) 85% of the closing price of an Ordinary Share on the purchase date. As of March 31, 2022, a total of 123,744 Ordinary Shares remain available for issuance under the ESPP.

Role of Executive Officer in Determining Executive Compensation

The Compensation Committee and Board approve all compensation decisions related to our Named Executive Offices. Such decisions by the Compensation Committee regarding compensation were made independently from our NEOs.

Stock Ownership Requirements and Hedging Policies

Effective December 2021, the Company adopted stock ownership guidelines to further align the interests of its executive officers with the interests of the Company’s stockholders. The executive officers are expected to hold ordinary shares of the Company and other equity rights commensurate with their respective roles with the Company. The policy applies to the “Executive Officers,” which includes the Chief Executive Officer, the Chief Financial Officer, the President of Research and Development, the Chief Operations Officer, the Chief Legal Officer, the Chief People and Culture Officer, the Chief Business Officer, the Chief Corporate Affairs Officer, and the Executive Vice President of Regulatory Affairs and Quality Affairs. The policy requires that, within five years of adoption of the policy or their date of appointment to their position, the Executive Officers are required to have a stock ownership position in the Company in an amount no less than the multiple of their base salary set forth below:

Chief Executive Officer	3	x	annual base salary
Other Covered Persons	1	x	annual base salary

In the event of an increase in an Executive Officer’s base salary or other compensation, an Executive Officer will have one year from the time of such increase to acquire any additional Ordinary Shares needed to meet these guidelines. The ownership requirement will be measured as to each Executive Officer as of the first trading day in January of each year. All Directors and Executive Officers have satisfied, or are on track to satisfy within the five-year grace period, the Board’s stock ownership guidelines. This description of the stock ownership guidelines does not purport to be complete, and it is qualified in its entirety by reference to the full text of the guidelines, which can be viewed on our website at https://www.uniqure.com/investors-newsroom/corporate-governance.php.

Clawback Policy

Also effective December 2021, the Company adopted a Compensation Clawback Policy (the “Clawback Policy”). Under the policy, in the event the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement under the United States federal securities laws, the Board will take, in its discretion, such action it deems necessary to recover from its executive officers who received incentive-based compensation, based on performance in a year for which the Company is required to prepare restated financial statements, the excess of what would have been paid to the executive officer under the accounting restatement. This applies during a lookback period of three years, and the amounts to be reclaimed are as determined by the Board in its sole discretion. For purposes of the Clawback Policy, an executive officer is any of the Company’s officers who are required, or who have been required during the immediately preceding three calendar years, to file reports pursuant to Section 16 of the Securities Exchange Act of 1934 as well as the Company’s Chief Legal Officer, if not included. This policy may, in certain circumstances, be applied to other current or former employees whose actions or omissions contributed to the circumstances requiring the restatement and also involved willful misconduct or a willful violation of any of the Company’s rules. Additionally, if the Board determines that detrimental conduct has occurred that results in a material adverse impact, any incentive compensation paid during the prior year may be subject to clawback. Incentive compensation excludes base salary and other compensation but includes equity compensation and bonuses. The full Clawback Policy is available on our website at https://www.uniqure.com/investors-newsroom/corporate-governance.php.

Risk Considerations

The Compensation Committee annually evaluates whether there are potential risks arising from the Company’s compensation policies and practices.  Based on such evaluation, the Compensation Committee believes that the Company’s compensation policies and practices do not encourage executives to take excessive risks because the various elements of the Company’s executive compensation policies and practices diversify the risks associated with any single element of the executive’s compensation.  Instead, the elements of the Company’s executive compensation policy are, collectively, designed to achieve the Company’s annual and long-term corporate objectives and strategies.

SUMMARY COMPENSATION TABLE

The following table summarizes the annual compensation paid to our named executive officers for the three fiscal years ended December 31, 2021, 2020 and 2019.

Name	Year		Salary (1) ($)	Stock Award(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Medicare benefits ($)	All other compensation ($)	Total ($)
Matthew Kapusta	2021		583,495	2,065,081	2,065,074	350,097	27,654	8,700	5,100,101
	2020		584,527	1,750,608	1,749,294	348,398	24,752	7,798	4,465,377
	2019		547,885	1,612,454	1,564,705	329,725	22,620	8,400	4,085,789
Ricardo Dolmetsch	2021		506,000	470,973	470,983	253,000	27,654	8,700	1,737,309
	2020	(5)	144,231	2,513,550	724,550	75,452	6,359	49,767	3,513,909
Alexander E. Kuta	2021		444,813	692,566	692,557	174,367	21,378	8,700	2,034,382
	2020		452,579	641,408	640,928	172,692	18,754	8,550	1,934,911
	2019		405,912	1,112,678	373,204	179,657	16,638	8,400	2,096,489
Christian Klemt (2)	2021		344,628	934,487	928,907	141,986	-	18,410	2,368,418
	2020		274,296	427,588	427,275	100,804	-	17,498	1,247,461
	2019		241,116	360,796	350,079	92,115	-	15,058	1,059,563
Pierre Caloz (2)	2021	(6)	316,981	1,206,100	1,499,010	161,661	-	43,901	3,227,653

(1)	Salary is determined based on actual salary during the fiscal years 2019 - 2021.

(2)	Mr. Klemt receives his salary, non-equity incentive plan compensation and other compensation in euros. Amounts were translated to $ using an average exchange rate for the 12-month period ended December 31, 2021 of 1.18 $/euro (2020 of 1.14 $/euro; 2019: 1.12 $/euro). Mr Caloz receives his salary, non-equity incentive compensation and other compensation in Swiss francs. Amounts were translated to dollars using an average exchange rate for the 12-month period ended December 31, 2021 of 1.09 $/Swiss franc.

(3)	The value of stock awards and stock options as reported in their respective columns above represent the aggregate grant date fair value of the stock and options awards granted to such named officers during 2019, 2020 and 2021 as determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”) not including estimates of forfeitures related to service-based vesting conditions. Amounts reflected in the stock awards column are comprised of the accounting value of both the time-vested RSUs and PSUs granted in the years reflected. PSUs have only been included in the stock awards column to the extend accomplishment of an underlying milestone is considered probable in accordance with ASC 718. The grant date fair value of the PSU award assuming the highest level of achievement of the performance conditions are as follows: Matthew Kapusta: $1,711,105, Ricardo Dolmetsch $857,020, Alexander E. Kuta $598,740, Pierre Caloz $857,020 and Christian Klemt $598,740. For assumptions and estimates used in determining these values, see Management’s Discussion and Analysis of Financial Condition and Results of Operations — Share-based Payments and Note 2.3.18 of the Consolidated Financial Statements in our 2021 Annual Report on Form 10-K. Note that the amounts reported in these columns reflect the accounting cost for these stock and option awards, and do not correspond to the actual economic value that may be received by the NEOs. The number of RSUs and stock options granted is established using a 30-day average share price, to mitigate for any short-term volatility, applied to the approved target value. Grant date fair values are calculated on the date of grant in accordance with accounting rules. This can result in differences between the target values approved by the Compensation Committee and the disclosed grant date fair value. In 2021 this resulted in the grant date fair value being approximately 0.7% higher than the target value.

(4)	These amounts reflect the annual cash bonus awards granted to the named executive officers pursuant to the Company’s Short-term Incentive program.

(5)	Dr. Dolmetsch’s employment commenced on September 14, 2020.

(6)	Mr. Caloz’s employment commenced on May 17, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021

The following table contains information concerning exercisable stock options with respect to our Ordinary Shares, RSUs and PSUs granted to our named executive officers that were outstanding as of December 31, 2021.

			Option Awards (1)					Stock Awards (2)
Name	Type of Equity Award		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of securities underlying unexercised options Unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned PSUs, Shares, Other Units or Rights That Have Not Yet Vested (10) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Matthew Kapusta	Options		100,000	—	—	14.71	2025	—	—	—	—
	Options		100,000	—	—	23.60	2025	—	—	—	—
	Options		51,316	—	—	7.53	2026	—	—	—	—
	Options		175,000	—	—	6.22	2027	—	—	—	—
	Options		78,434	5,229	—	19.39	2028	—	—	—	—
	Options		57,311	26,051	—	31.71	2029	—	—	—	—
	Options		25,931	33,347	—	51.81	2030	—	—	—	—
	Options		—	96,229	—	37.00	2031	—	—	—	—
	RSUs	(3)	—	—	—	—	—	8,475	175,772	—	—
	RSUs	(4)	—	—	—	—	—	22,527	467,210	—	—
	RSUs	(5)	—	—	—	—	—	55,813	1,157,562	—	—
	PSUs	(9)	—	—	—	—	—	27,713	574,768	—	—
	PSUs	(10)	—	—	—	—	—	—	—	58,300	1,209,142
Ricardo Dolmetsch	Options		10,937	24,063	—	38,67	2030	—	—	—	—
	Options		—	21,947	—	37,00	2031	—	—	—	—
	RSUs	(6)	—	—	—	—	—	36,667	760,474	—	—
	RSUs	(5)	—	—	—	—	—	12,729	263,999	—	—
	PSUs	(10)	—	—	—	—	—	—	—	29,200	605,608
Alexander E. Kuta	Options		44,000	—	—	5.31	2027	—	—	—	—
	Options		22,264	1,498	—	19.39	2028	—	—	—	—
	Options		13,669	6,214	—	31.71	2029	—	—	—	—
	Options		9,500	12,219	—	51.81	2030	—	—	—	—
	Options		—	32,272	—	37.00	2031	—	—	—	—
	RSUs	(3)	—	—	—	—	—	2,021	41,916	—	—
	RSUs	(4)	—	—	—	—	—	5,000	103,700	—	—
	RSUs	(4)	—	—	—	—	—	8,254	171,188	—	—
	RSUs	(5)	—	—	—	—	—	18,718	388,211	—	—
	PSUs	(9)	—	—	—	—	—	6,610	137,091	—	—
	PSUs	(10)	—	—	—	—	—	—	—	20,400	423,096
Christian Klemt	Options		3,000	—	—	7.53	2026	—	—	—	—
	Options		15,000	—	—	6.22	2027	—	—	—	—
	Options		21,206	1,414	—	19.39	2028	—	—	—	—
	Options		12,822	5,829	—	31.71	2029	—	—	—	—
	Options		6,331	8,148	—	51.81	2030	—	—	—	—
	Options		—	28,165	—	37.00	2031	—	—	—	—
	Options		—	16,235	—	34.46	2031	—	—	—	—
	RSUs	(3)	—	—	—	—	—	1,896	39,323	—	—
	RSUs	(4)	—	—	—	—	—	5,503	114,132	—	—
	RSUs	(5)	—	—	—	—	—	16,335	338,788	—	—
	RSUs	(8)	—	—	—	—	—	9,579	198,668	—	—
	PSUs	(9)	—	—	—	—	—	6,201	238,819	—	—
	PSUs	(10)	—	—	—	—	—	—	—	20,400	423,396
Pierre Caloz	Options		75,000	—	—	34.46	2031	—	—	—	—
	RSUs	(8)	—	—	—	—	—	35,000	725,900	—	—
	PSUs	(10)	—	—	—	—	—	—	—	29,200	605,608

(1)	The option grants typically vest over four years; 25% on the anniversary of the grant date and in equal quarterly instalments thereafter.

(2)	Market values of RSU and PSU awards are valued based on the closing stock price of the Company on December 31, 2021 ($20.74 per Ordinary Share).

(3)	2019 RSU awards granted on January 25, 2019, vest one-third after each of one year, two years and three years after the grant date.

(4)	2020 RSU awards granted on February 27, 2020, vest one-third after each of one year, two years and three years after the grant date.

(5)	2021 RSU awards granted on February 25, 2021, vest one-third after each of one year, two years and three years after the grant date.

(6)	RSU award granted on September 15, 2020, vests one-third after each of one year, two years and three years after the grant date.

(7)	RSU awards granted on September 17, 2019, vest one-third after each of one year, two years and three years after the grant date.

(8)	RSU awards granted on June 15, 2021, vest one-third after each of one year, two years and three years after the grant date.

(9)	2019 PSU awards granted on January 25, 2019, were earned in February 2020 and vest on January 25, 2022.

(10)	2021 PSU awards granted on December 8, 2021, are subject to milestones and are not yet earned.

GRANTS OF PLAN-BASED AWARDS FOR 2021

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other stock Awards: Number of shares of stock or	All Other option awards: Number of securities underlying	Exercise or Base price of Option	Grant Date Fair Value of Stock and Option
Name	Award	Grant Dates	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	units ($)	Option (#)	Awards ($/sh)	Awards ($)
Matthew Kapusta	IC(1)	—	175,049	350,097	525,146
	Option(2)	02/25/21	—	—	—	—	—	—	—	96,229	37.00	2,065,074
	RSU(3)	02/25/21	—	—	—	—	—	—	55,813	—	—	2,065,081
	PSU (4)	12/08/21	—	—	—	—	58,300	58,300	—	—	—	1,711,105
Ricardo Dolmetsch	IC(1)	—	126,500	253,000	379,500
	Option(2)	02/25/21	—	—	—	—	—	—	—	21,947	37.00	470,983
	RSU(3)	02/25/21	—	—	—	—	—	—	12,729	—	—	470,973
	PSU (4)	09/15/20	—	—	—	—	29,200	29,200	—	—	—	857,020
Alexander E. Kuta	IC(1)	—	88,963	177,925	266,888
	Option(2)	02/25/21	—	—	—	—	—	—	—	32,272	37.00	692,557
	RSU(3)	02/25/21	—	—	—	—	—	—	18,718	—	—	692,566
	PSU (4)	12/08/21	—	—	—	—	20,400	20,400	—	—	—	598,740
Christian Klemt (5)	IC(1)	—	76,907	153,813	230,720
	Option(2)	02/25/21	—	—	—	—	—	—	—	28,165	37.00	604,421
	Option (2)	06/15/21	—	—	—	—	—	—	—	16,235	34.46	324,486
	RSU(3)	02/25/21	—	—	—	—	—	—	16,335	—	—	604,395
	RSU (3)	06/15/21	—	—	—	—	—	—	9,579	—	—	330,092
	PSU (4)	12/08/21	—	—	—	—	20,400	20,400	—	—	—	598,740
Pierre Caloz (6)	IC(1)	—	126,862	253,724	380,586
	Option(2)	06/15/21	—	—	—	—	—	—	—	75,000	34.46	1,499,010
	RSU(3)	06/15/21	—	—	—	—	—	—	35,000	—	—	1,206,100
	PSU (4)	12/08/21	—	—	—	—	29,200	29,200	—	—	—	857,020

(1)	Represents 2021 annual cash bonus granted under the Company’s Short-Term Incentive Plan. For additional information, please see “Compensation Discussion and Analysis—2021 Short-Term Incentive Plan”.

(2)	Time-vested stock options granted under the Company’s 2014 Restated Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2021 Long-term Incentive Awards”.

(3)	Time-vested RSUs granted under the Company’s 2014 Restated Plan. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2021 Long-term Incentive

(4)	PSUs granted in 2021 under the Company’s 2014 Restated Plan for the 2021-2024 performance period were unearned as per December 31, 2021. Grant date values are determined in accordance with ASC Topic 718. See “Compensation Discussion and Analysis—2021 Long-term Incentive Awards”.

(5)	Mr. Klemt receives a salary in euros. Amounts were translated to dollars using an average exchange rate for the 12-month period ended December 31, 2021 of

1.18 $/euro.

(6)	Mr. Caloz receives his salary in Swiss francs. Amounts were translated to dollars using an average exchange rate for the 12-month period ended December 31, 2021 of 1.09 $/Swiss franc.

OPTION EXERCISES AND STOCK VESTED IN 2021

The following table discloses information for each of our named executive officers regarding the exercise of stock option awards and the vesting of certain stock awards for the 12-month period ended December 31, 2021.

	Option Awards		Stock Awards
	Number of shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Matthew Kapusta	-	-	74,119	2,827,882
Alexander E. Kuta	54,000	1,422,627	26,723	1,010,973
Christian Klemt	-	-	19,349	738,100
Ricardo Dolmetsch	-	-	28,333	1,030,755
Pierre Caloz	-	-	-	-

(1)	Value realized equals number of Ordinary Shares vested multiplied by the closing price of our Ordinary Shares on the Nasdaq Global Select Market on the day the Ordinary Shares vested, respectively the closing price on the last trading day if such vesting occurs on a day that our Ordinary Shares are not traded on the Nasdaq Global Select Market.

Potential Payments upon Termination or Change of Control

Pursuant to the terms of their respective employment agreements with the Company, each of our NEOs is eligible for potential payments and benefits in connection with a termination, including for Cause or for Good Reason, or in connection with a Change of Control. The following narrative and tables set forth the potential payments and value of additional benefit that each of our NEOs would receive in the scenarios contemplated. The tables below assume that employment terminated and/or the Change of Control occurred on December 31, 2021 and reflect the stock price of the Company on December 31, 2021 of $20.74 per Ordinary Share. Except as otherwise provided, the following definitions apply to the potential payments upon termination.

“Accrued Benefit” means (a) payment of base salary through the termination date, (b) payment of any bonus for performance periods completed prior to the termination date, (c) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); and (d) payment of unreimbursed business expenses incurred by the named executive officer.

“Cause” means the good faith determination by the Company, after written notice from the Board to the named executive officer that one or more of the following events has occurred and stating with reasonable specificity the actions that constitute Cause and the specific reasonable cure (related to sections (a) and (h) below): (a) the named executive officer has willfully or repeatedly failed to perform his or her material duties, and such failure has not been cured after a period of thirty (30) days’ notice; (b) any reckless or grossly negligent act by the named executive officer having the foreseeable effect of injuring the interest, business or reputation of the Company, or any of its parent, subsidiaries or affiliates in any material respect and which did in fact cause such material injury; (c) the named executive officer’s evidenced use of any illegal drug, or illegal narcotic, or excessive amounts of alcohol (as determined by the Company in its reasonable discretion) on Company property or at a function where the named executive officer is working on behalf of the Company; (d) the indictment on charges or conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a felony; (e) the conviction for (or the procedural equivalent or conviction for), or entering of a guilty plea or plea of no contest with respect to a misdemeanor which, in the Board’s reasonable judgment, involves moral turpitude deceit, dishonesty or fraud, except that, in the event that the named executive officer is indicted on charges for a misdemeanor set forth above, the Board may elect, in its sole discretion, to place the named executive officer on administrative garden leave with continuation of full compensation and benefits under this Agreement during the pendency of the proceedings; (f) conduct by or at the direction of the named executive officer constituting misappropriation or embezzlement of the property of the Company, or any of its parents or affiliates (other than the occasional, customary and de minimis use of Company property for personal purposes); (g) a breach by the named executive officer of a fiduciary duty owing to the Company, including the misappropriation of (or attempted misappropriation of) a corporate opportunity or undisclosed self-dealing; (h) a material breach by the named executive officer of any material provision of this Agreement, any of the Company’s written employment policies or the named executive officer’s fiduciary duties to the Company, which breach, if curable, remains uncured for a period of thirty (30) days after receipt by the named executive officer of written notice of such breach from the Board, which notice shall contain a reasonably specific description of such breach and the specific reasonable cure requested by the Board; and (i) any breach of their respective employment agreements.

“Change of Control” means any of the following: (a) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing forty (40) percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (b) the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (c) the consummation of (1) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

“Change of Control Termination” means (i) any termination by the Company of the named executive officer’s employment other than for Cause that occurs within 12 months after the Change of Control; or (ii) any resignation by the named executive officer for Good Reason that occurs within 12 months after the Change of Control.

“Disability” means an incapacity by accident, illness or other circumstances which renders the named executive officer mentally or physically incapable of performing the duties and services required of him or her on a full-time basis for a period of at least 120 days.

“Good Reason” means that the named executive officer has complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (a) a material diminution in the named executive officer’s responsibilities, authority or duties (excluding any duties associated with any position that the named executive officer may hold at the Company); (b) a diminution in the named executive officer’s base salary, except for across-the-board salary reductions, based on the Company’s financial performance, similarly affecting all or substantially all other senior management employees of the Company, which reduction does not reduce the named executive officer’s base salary (in the aggregate with any similar reductions during the term of employment) by more than 20% from the named executive officer’s highest base salary; (c) a material change in the geographic location at which the named executive officer provides services to the Company (i.e., outside a radius of fifty (50) miles from their primary business location); or (d) the material breach of their respective employment agreements by the Company (each a “Good Reason Condition”).

“Good Reason Process” means that (a) the named executive officer reasonably determines in good faith that a Good Reason Condition has occurred; (b) the named executive officer notifies the Board in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (c) the named executive officer cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (d) notwithstanding such efforts, the Good Reason Condition continues to exist; and (e) the named executive officer terminates the employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Matthew Kapusta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2021, at a share price of $20.74 per Ordinary Share upon termination in certain circumstances, including in the event of a change in control.

	Termination without Cause or Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(5) ($)	Retirement(5) ($)
Compensation
Cash severance (1)	583,495	1,867,184	—	—	—
Pro-rata bonus (1), (2)	350,097	350,097	350,097	350,097	—
Long term incentive
Restricted share units — unvested & accelerated	1,800,543	1,800,543	—	—	—
Performance share units — unvested & accelerated (3)	574,768	574,768	574,768	574,768	—
Stock options — unvested & accelerated	7,059	7,059	7,059	7,059	7,059
Benefits and perquisites
Health insurance (4)	30,435	45,653	—	—	—
Total	3,346,397	4,645,304	931,924	931,924	7,059

(1)	Cash severance and pro-rata bonus are paid as a lump sum, except in the case of base salary paid on termination without cause or for good reason, which is paid over the course of the severance period.

(2)	Pro-rata bonus amounts under the “Termination without Cause or Resignation for Good Reason” and “Death” columns are based on actual 2021 annual short-term incentive pay out.

(3)	PSU amounts reflect actual earned awards for all completed tranches.

(4)	Health costs are based on individual elections and budgeted rates for 2021.

(5)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Kapusta Employment Agreement requires us to provide compensation and/or other benefits to Mr. Kapusta during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination because of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits (defined below)) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Other than in the event of a Change of Control Termination (defined below), pursuant to the terms of the Kapusta Employment Agreement, if the Company terminates Mr. Kapusta’s employment (or fails to renew the Kapusta Employment Agreement) without Cause or if Mr. Kapusta resigns or opts not to renew the Kapusta Employment Agreement for Good Reason, then Mr. Kapusta is entitled to Accrued Benefits (defined below), twelve months of base salary, a lump sum bonus payment, accelerated vesting of options and restricted share unit awards which remain unvested as of the termination date, accelerated vesting of performance share unit awards to the extent then earned which remain unvested as of the termination date, and the continuation of certain other benefits.

If Mr. Kapusta’s employment with the Company terminates due to his death or disability, he will be entitled to Accrued Benefits and a lump sum bonus payment.

In the event of a Change of Control Termination (defined below), Mr. Kapusta will be entitled in such circumstances to a lump sum payment equal to two times Mr. Kapusta’s then-current base salary to be paid no later than sixty days after the termination date, his bonus for the year of termination pro-rated based upon Mr. Kapusta’s termination date, and a lump sum representing and additional two times Mr. Kapusta’s bonus, to be paid no later than sixty days following the termination date.

If Mr. Kapusta incurs excise tax liability pursuant to section 4999 of the Internal Revenue Code, as amended, he will be entitled to certain reductions in his severance payments which will have the result of providing him certain tax relief, all pursuant to the Kapusta Employment Agreement.

If Mr. Kapusta’s employment with the Company is terminated voluntarily without Good Reason by Mr. Kapusta, for Cause by the Company, upon a vote of the general meeting of the Company’s shareholders to dismiss him or upon a vote of the Board to recommend dismissal from his positions at the Company to the general meeting of the Company’s shareholders and /or to suspend Mr. Kapusta from his positions, then Mr. Kapusta is not entitled to any severance.

“Accrued Benefit” means (a) payment of base salary through the termination date, (b) payment of any bonus for performance periods completed prior to the termination date, (c) any payments or benefits under the Company’s benefit plans that are vested, earned or accrued prior to the termination date (including, without limitation, earned but unused vacation); (d) payment of unreimbursed business expenses incurred by Mr. Kapusta; and (e) rights to indemnification and directors’ and officers’ liability insurance coverage, under any agreement between the Company and Mr. Kapusta, and/or under any of the Company’s organizational documents.

“Change of Control Termination” means (a) any termination by the Company of Mr. Kapusta’s employment, other than for Cause, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control; or (b) any resignation by Mr. Kapusta for Good Reason, that occurs within the period that starts ninety (90) days preceding the Change of Control and ends on the one-year anniversary of the Change in Control.

The foregoing descriptions of the Kapusta Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreement.

Pierre Caloz

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2021, at a share price of $20.74 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(3) ($)	Retirement(3) ($)
Compensation
Cash severance	475,472	475,472	713,208	—	—	—
Pro-rata bonus(1)	161,661	161,661	161,661	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	725,900	—	—	—
Performance share units — unvested & accelerated(2)	—	—	—	—	—	—
Stock options — unvested & accelerated	—	—	—	—	—	—
Total	637,133	637,133	1,600,769

(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2021 annual short-term incentive pay-out.

(2)	PSU amounts reflect actual earned awards for all completed tranches.

(3)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Caloz Employment Agreement requires us to provide compensation and/or other benefits to Mr. Caloz during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination because of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Caloz Employment Agreement, if Mr. Caloz’s employment is terminated due to the death or Disability of Mr. Caloz, then Mr. Caloz is entitled to Accrued Benefits. If the Company terminates Mr. Caloz’s employment without Cause or if Mr. Caloz resigns for Good Reason, then Mr. Caloz is entitled to Accrued Benefits, twelve months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (50% as of December 31, 2021). In the event of a change of control termination then Mr. Caloz is entitled to Accrued Benefits, 18 months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (50% as of December 31, 2021). In the event of a termination of Mr. Caloz’s employment due to death or disability or if Mr. Caloz resigns for Good Reason or upon a Change of Control Termination, Mr. Caloz is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Furthermore, in the event of a Change of Control Termination, Mr. Caloz is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines

Ricardo Dolmetsch

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2021, at a share price of $20.74 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(4) ($)	Retirement(4) ($)
Compensation
Cash severance	759,000	759,000	1,138,500	—	—	—
Pro-rata bonus(1)	253,000	253,000	253,000	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	1,024,473	—	—	—
Performance share units — unvested & accelerated (2)	—	—	—	—	—	—
Stock options — unvested & accelerated	—	—	—	—	—	—
Benefits and perquisites				#	#	#
Health insurance (3)	30,435	30,435	45,653
Total	1,042,435	1,042,435	2,461,626	#	#	#

(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2021 annual short-term incentive pay-out.

(2)	PSU amounts reflect actual earned awards for all completed tranches.

(3)	Health costs are based on individual elections and budgeted rates for 2021.

(4)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

As of December 31, 2021, the Dolmetsch Employment Agreement required us to provide compensation and/or other benefits to Dr. Dolmetsch during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination due to of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Dolmetsch Employment Agreement, if Dr. Dolmetsch’s employment is terminated due to the death or Disability of Dr. Dolmetsch, then Dr. Dolmetsch is entitled to Accrued Benefits. If the Company terminates Dr. Dolmetsch’s employment without Cause or if Dr. Dolmetsch resigns for Good Reason, then Dr. Dolmetsch is entitled to Accrued Benefits, twelve months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%), and continued coverage through COBRA for a period of 12 months. In the event of a change of control termination then Dr. Dolmetsch is entitled to Accrued Benefits, 18 months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 50%), and continued coverage through COBRA for a period of 18 months. In the event of a termination of Dr. Dolmetsch’s employment due to death or disability or if Dr. Dolmetsch resigns for Good Reason or upon a Change of Control Termination, Dr. Dolmetsch is entitled to accelerated vesting of options that remain unvested as of the termination date. Furthermore, in the event of a Change of Control Termination, Dr. Dolmetsch is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

The foregoing descriptions of the Dolmetsch Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreement.

Christian Klemt

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2021, at a share price of $20.74 per Ordinary Share upon termination in certain circumstances, including in the event of change in control.

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(3) ($)	Retirement(3) ($)
Compensation
Cash severance	482,480	482,480	723,720	—	—	—
Pro-rata bonus(1)	141,986	141,986	141,986	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	690,912	—	—	—
Performance share units — unvested & accelerated(2)	128,609	128,609	128,609	128,609	128,609	—
Stock options — unvested & accelerated	—	1,909	1,909	1,909	1,909	1,909
Total	753,075	754,984	1,687,135	130,518	130,518	1,909

(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2020 annual short-term incentive pay-out.
(2)	PSU amounts reflect actual earned awards for all completed tranches.
(3)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Klemt Employment Agreement requires us to provide compensation and/or other benefits to Mr. Klemt during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination due to a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Klemt Employment Agreement, if Mr. Klemt’s employment is terminated due to the death or Disability of Mr. Klemt, then Mr. Klemt is entitled to Accrued Benefits. If the Company terminates Mr. Klemt’s employment without Cause or if Mr. Klemt resigns for Good Reason, then Mr. Klemt is entitled to Accrued Benefits, twelve months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (40% as of December 31, 2021). In the event of a change of control termination then Mr. Klemt is entitled to Accrued Benefits, 18 months of base salary plus target bonus and a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (40% as of December 31, 2021). In the event of a termination of Mr. Klemt’s employment due to death or disability or if Mr. Klemt resigns for Good Reason or upon a Change of Control Termination, Mr. Klemt is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Additionally, if Mr. Klemt retires, he is entitled to accelerated vesting of options granted prior to June 30, 2019. Furthermore, in the event of a Change of Control Termination, Mr. Klemt is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

Alexander E. Kuta

The following table discloses information about the benefits the named executive officer would receive as of December 31, 2021, at a share price of $20.74 per Ordinary Share upon termination in certain circumstances, including in the event of change in control

	Termination without Cause ($)	Resignation for Good Reason ($)	Termination in Connection with a Change in Control ($)	Death ($)	Disability(4) ($)	Retirement(4) ($)
Compensation
Cash severance	622,738	622,738	934,107	—	—	—
Pro-rata bonus (1)	174,367	174,367	174,367	—	—	—
Long term incentive
Restricted share units — unvested & accelerated	—	—	705,015	—	—	—
Performance share units — unvested & accelerated (2)	137,091	137,091	137,091	137,091	137,091	—
Stock options — unvested & accelerated	—	2,022	2,022	2,022	2,022	2,022
Benefits and perquisites
Health insurance (3)	22,370	22,370	33,556	—	—	—
Total	956,567	958,589	1,986,158	139,114	139,114	2,022

(1)	Pro-rata bonus amount under the “Termination without Cause or Resignation for Good Reason” column is based on actual 2021 annual short-term incentive pay-out.

(2)	PSU amounts reflect actual earned awards for all completed tranches.

(3)	Health costs are based on individual elections and budgeted rates for 2021.

(4)	The disclosure assumes the Compensation Committee did not exercise its discretion to award pro-rata short-term incentive amounts in the event of disability or retirement.

The Kuta Employment Agreement requires us to provide compensation and/or other benefits to Dr. Kuta during his employment and in the event of that executive’s termination of employment under certain circumstances and in the event of termination because of a change in control. Those arrangements are described in greater detail below. All severance payments and benefits described below (except for Accrued Benefits) are conditioned upon the execution and delivery to the Company of a General Release of Claims.

Pursuant to the terms of the Kuta Employment Agreement, if Dr. Kuta’s employment is terminated due to the death or Disability of Dr. Kuta, then Dr. Kuta is entitled to Accrued Benefits. If the Company terminates Dr. Kuta’s employment without Cause or if Dr. Kuta resigns for Good Reason, then Dr. Kuta is entitled to Accrued Benefits, twelve months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%), and continued coverage through COBRA for a period of 12 months. In the event of a change of control termination then Dr. Kuta is entitled to Accrued Benefits, 18 months of base salary plus target bonus, a bonus pro-rated to the date of termination and based on the target bonus amount set by the Board (currently 40%), and continued coverage through COBRA for a period of 18 months. In the event of a termination of Dr. Kuta’s employment due to death or disability or if Dr. Kuta resigns for Good Reason or upon a Change of Control Termination, Dr. Kuta is entitled to accelerated vesting of options and performance share unit awards that remain unvested as of the termination date. Additionally, if Dr. Kuta retires, he is entitled to accelerated vesting of options granted prior to June 30, 2019. Furthermore, in the event of a Change of Control Termination, Dr. Kuta is entitled to accelerated vesting of restricted share unit awards, and, to avoid duplication of severance payments, any amount to be paid per the above will be offset by severance amounts paid pursuant to the Company’s change of control guidelines.

DIRECTOR COMPENSATION

Overview of Director Compensation Program

Current Director Compensation Arrangements

Our Remuneration Policy provides that our Board may determine compensation paid to non-executive directors. Other than as noted below, our Board has determined that the compensation paid to our non-executive directors will not increase in amount from that paid during the last fiscal year. The increases in compensation were based on information and recommendations provided by Willis Towers Watson, the compensation consultant to the Board. Our Board-approved non-executive director compensation for their services on our Board as follows:

•	Each non-executive director received an annual retainer of $40,000.

•	The chair of the board receives an annual retainer totaling $75,000 (i.e., an annual retainer of $40,000 and an additional $35,000 as the chair of the Board).

•	Each non-executive director who serves as member of a committee of our Board receives additional compensation as follows:

•	Audit Committee: the annual retainer for members was increased from $7,500 to $10,000; the annual retainer for the chair was increased from $15,000 to $20,000.

•	Compensation Committee: the annual retainer for members was increased from $5,000 to $7,500; the annual retainer for the chair was increased from $10,000 to $15,000.

•	Nominating and Corporate Governance Committee: members receive an annual retainer of $5,000; the chair receives an annual retainer of $10,000.

•	Research & Development Committee: the annual retainer for members was increased from $10,000 to $15,000; the annual retainer for the chair was increased from $5,000 to $7,500.

•	Each non-executive director receives an annual equity grant consisting of one-half options and one-half RSUs with a one-year vesting period for each.

The size of the annual equity grant is determined by reference to our peer group companies. In reviewing Board of Director compensation, the Compensation Committee’s independent consultant provides an analysis of cash and equity compensation practices and levels within the same compensation peer group used for the named executive officers.  To remain in line with the practice of peer companies, for 2021 it was determined that Directors would receive an equity award of a fixed number of shares provided that the value of the shares remained within a reasonable range. As a result, the value of the uniQure award will be consistent with our peers who predominantly use fixed share awards. Because such awards can vary in value from year-to-year, the Board will assess the grants to ensure they remain within a reasonable range.

Each annual retainer for Board and committee service is payable semi-annually.

Each member of our Board is also entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee of the Board on which she or he serves.

DIRECTOR COMPENSATION TABLE

The following table summarizes the annual compensation paid to those persons who served as our non-executive directors during the fiscal year ended December 31, 2021.

Name	Fees Earned ($)	Option Awards ($)(3)	Restricted Stock Unit Awards ($)(3)	Total ($)
Robert Gut, Ph.D.	46,134	79,676	88,134	213,944
Jack Kaye	60,263	79,676	88,134	228,073
Madhavan Balachandran	50,221	79,676	88,134	218,031
Jeremy Springhorn	62,773	79,676	88,134	230,538
Paula Soteropoulos	54,289	79,676	88,134	222,099
David Meek	66,898	79,676	88,134	234,708
Leonard Post (1)	50,221	79,676	88,134	218,031
Rachelle Jacques	7,890	158,600	-	166,490
Phillip Astley-Spark	40,413	79,676	69,912	190,001

(1)	Dr. Post was elected on June 17, 2020.

(2)	Ms. Jacques was elected on October 21, 2021 and received our standard new director grant (an option to purchase 10,000 shares vesting over three years).

(3)	The value of stock awards and stock options as reported in their respective columns is calculated using the grant date accounting fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”).

The following table sets forth information relating to the aggregate number of RSUs and stock options to our Ordinary Shares outstanding on December 31, 2021 for each of our non-executive directors.

Name	Award Type	Aggregate Number of Awards Outstanding (#)(1)
Jack Kaye	Option	40,412
	RSU	2,382
Paula Soteropoulos	Option	43,412
	RSU	2,382
Madhavan Balachandran	Option	29,412
	RSU	2,382
Jeremy Springhorn	Option	29,412
	RSU	2,382
David Meek	Option	23,022
	RSU	2,382
Robert Gut	Option	95,828
	RSU	12,351
	PSU	5,610
Leonard Post	Option	14,107
	RSU	2,382
Rachelle Jacques	Option	10,000

(1)	This table includes unexercised option awards (whether or not exercisable) and unvested stock awards (including unvested stock units).

GENERAL MATTERS

Availability of Certain Documents

This Proxy Statement, a copy of our 2021 Annual Report on Form 10-K and our other filings have been posted on our website at http://www.uniqure.com/investors-newsroom/sec-filings.php.  A copy of our 2021 Dutch Statutory Annual Accounts and our Dutch Statutory Board Report is available on our website at www.uniqure.com or may be obtained free of charge by written request.

Please send a written request to investor relations at the Company’s principal executive offices below:

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

Attention: Investor Relations

Email: investors@uniQure.com

or to the Company’s administrative offices:

uniQure N.V.

113 Hartwell Avenue

Lexington, MA 02421

United States

Attention: Investor Relations

Shareholder Communications

The Company has a process for shareholders who wish to communicate with the Board.  Shareholders who wish to communicate with the Board may write to the Board at the address of the Company’s principal executive office given above. These communications will be received by Investor Relations and will be presented to the Board in the discretion of investor relations. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Board.

Proposals for the 2023 Annual General Meeting of Shareholders

If any shareholder wishes to propose a matter for consideration at our 2023 Annual General Meeting of shareholders, the proposal should be delivered to investor relations at the address above.

To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement and form of proxy for our 2023 Annual General Meeting of shareholders, a proposal must be received by investor relations on or before February 21, 2023, unless the date of the 2023 Annual General Meeting is changed by more than 30 days from the date of the 2022 Annual General Meeting of shareholders, and must satisfy the proxy rules promulgated by the SEC.

Any other shareholder proposals and nominations to be presented at our 2023 Annual General Meeting of shareholders, must be received by the Company no later than 60 days before the date of the annual general meeting and must otherwise be given pursuant to the requirements of Dutch law.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals must comply with the laws of the Netherlands, our Articles of Association and the rules and regulations of the SEC.

Other Matters

At the date of the Proxy Statement, management is not aware of any matters to be presented for action at the 2022 Annual Meeting other than those described above.  However, if any other matters should properly come before the 2022 Annual Meeting, it is the intention of the persons named in the accompanying Proxy Card to vote such Proxy Card in accordance with their judgment on such matters.

May 17, 2022	By Order of the Board of Directors,

/s/ Matthew Kapusta
Matthew Kapusta, Chief Executive Officer, and Executive Director

1UPX uniQure N.V. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03MVZB + + Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual General Meeting Proxy Card Proposals — The Board recommends a vote FOR Proposals 1-9. A 1. Resolution to adopt the 2021 Dutch statutory annual accounts and treatment of the results. 2. Resolution to discharge liability of the members of the Board. For Against Abstain 3. Resolution to reappoint Matthew Kapusta as executive director. 4. Resolution to reappoint Robert Gut as non-executive director. 5. Resolution to renew the designation of the Board as the competent body to issue ordinary shares and grant rights to subscribe for ordinary shares. 6. Resolution to reauthorize the Board to exclude or limit preemptive rights upon the issuance of ordinary shares. 7. Resolution to reauthorize the Board to repurchase ordinary shares. 8. Resolution to appoint KPMG as external auditor of the Company for the 2022 financial year. 9. Resolution to approve, on an advisory basis, the compensation of the named executive officers of the Company. For Against Abstain 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 541457 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/QURE or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/QURE Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/QURE 2022 ANNUAL GENERAL MEETINGOF SHAREHOLDERS This proxy is solicited by the Board of Directors for use at the Annual General Meeting on June 14, 2022. Proxy and Power of Attorney of Shareholders The undersigned shareholder of uniQure N.V. (the “Company”) hereby constitutes and appoints each of Matthew Kapusta and David Cerveny as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual General Meeting of Shareholders of the Company to be held exclusively over the internet via live audio webcast at meetnow.global/M79DCD7, at 3:30 p.m. Central European Summer Time on June 14, 2022 and at any adjournments thereof, including on any matters that may properly come before the Annual General Meeting, the number of votes the undersigned would be entitled to cast if present. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-9. (Items to be voted appear on reverse side) Proxy — uniQure N.V. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Non-Voting Items C + + Change of Address — Please print new address below. You will be able to attend and participate in the Annual Meeting online and submit your questions prior to and during the meeting by visiting: meetnow.global/M79DCD7